Exhibit 99.1

Naugatuck Valley

Financial Corp.

Conversion

Valuation

Appraisal

September 8, 2010

Table of Contents

Naugatuck Valley Financial Corporation

Naugatuck, Connecticut

TABLE OF CONTENTS	I

INTRODUCTION	1

1. OVERVIEW AND FINANCIAL ANALYSIS	4

GENERAL OVERVIEW	4
HISTORY AND OVERVIEW	5
STRATEGIC DIRECTION	7
BALANCE SHEET TRENDS	8
LOAN PORTFOLIO	12
INVESTMENTS	17
INVESTMENTS AND MORTGAGE-BACKED SECURITIES	19
ASSET QUALITY	20
FUNDING COMPOSITION	24
ASSET/LIABILITY MANAGEMENT	27
NET WORTH AND CAPITAL	28
PROFITABILITY TRENDS	29
LEGAL PROCEEDINGS	36
SUBSIDIARIES	36

2. MARKET AREA ANALYSIS	37

3. COMPARISONS WITH PUBLICLY TRADED THRIFTS	39

INTRODUCTION	39
SELECTION CRITERIA	39
OVERVIEW OF THE COMPARABLES	41

4. MARKET VALUE DETERMINATION	43

MARKET VALUE ADJUSTMENTS	43
FINANCIAL CONDITION	44
ASSET QUALITY	47
BALANCE SHEET GROWTH	49
EARNINGS QUALITY, PREDICTABILITY AND GROWTH	50

MARKET AREA	54
CASH DIVIDENDS	56
LIQUIDITY OF THE ISSUE	57
RECENT REGULATORY MATTERS	58

5. OTHER FACTORS	59

MANAGEMENT	59
SUBSCRIPTION INTEREST	60
VALUATION ADJUSTMENTS	62

6. VALUATION	63

DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES	63
FULL OFFERING VALUE IN RELATION TO COMPARABLES	65
COMPARISON TO OTHER PENDING SECOND STEP CONVERSIONS	68
COMPARISON OF THE EXCHANGE VALUE AND STOCK PRICE	69
VALUATION CONCLUSION	70

List of Figures

Naugatuck Valley Financial Corporation

Naugatuck, Connecticut

FIGURE 1 - CURRENT FACILITIES LIST	4
FIGURE 2 - ASSET AND RETAINED EARNINGS CHART	9
FIGURE 3 - KEY BALANCE SHEET DATA	10
FIGURE 4 - KEY RATIOS	11
FIGURE 5 - NET LOANS RECEIVABLE CHART	13
FIGURE 6 - LOAN MIX AS OF JUNE 30, 2010	14
FIGURE 7 - LOAN MIX AT JUNE 30, 2010	16
FIGURE 8 - SECURITIES CHART	18
FIGURE 9 - INVESTMENT MIX	19
FIGURE 10 - ASSET QUALITY CHART	21
FIGURE 11 - NONPERFORMING LOANS	22
FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART	23
FIGURE 13 - DEPOSIT AND BORROWING TREND CHART	25
FIGURE 14 - DEPOSIT MIX	26
FIGURE 15 - INTEREST RATE RISK	27
FIGURE 16 - CAPITAL ANALYSIS	28
FIGURE 17 - NET INCOME CHART	30
FIGURE 18 - AVERAGE YIELDS AND COSTS	31
FIGURE 19 - SPREAD AND MARGIN CHART	34
FIGURE 20 - INCOME STATEMENT TRENDS	35
FIGURE 21 - DEPOSIT AND DEMOGRAPHIC DATA FOR NEW HAVEN, CT	38
FIGURE 22 - DEPOSIT AND DEMOGRAPHIC DATA FOR FAIRFIELD, CT	38
FIGURE 23 - COMPARABLE GROUP	40
FIGURE 24 - KEY FINANCIAL INDICATORS	42
FIGURE 25 - KEY BALANCE SHEET DATA	44
FIGURE 26 - CAPITAL DATA	45
FIGURE 27 - ASSET QUALITY TABLE	47
FIGURE 28 - BALANCE SHEET GROWTH DATA	49
FIGURE 29 - PROFITABILITY DATA	51
FIGURE 30 - INCOME STATEMENT DATA	52
FIGURE 31 - MARKET AREA DATA	54
FIGURE 32 - DIVIDEND DATA	56
FIGURE 33 - MARKET CAPITALIZATION DATA	57
FIGURE 34 - SECOND STEP CONVERSIONS (SINCE 1/1/08) PRO FORMA DATA	60
FIGURE 35 - CONVERSIONS PRICE APPRECIATION	61
FIGURE 36 - VALUE RANGE	65
FIGURE 37 - APPRAISED VALUE	65
FIGURE 38 - CONVERSION OFFERING PRICING MULTIPLES	66
FIGURE 39 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	66
FIGURE 40 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	66
FIGURE 41 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA MINIMUM	67
FIGURE 42 - COMPARISON TO OTHER PENDING SECOND STEP CONVERSIONS	68
FIGURE 43 - COMPARISON OF THE EXCHANGE VALUE PER MINORITY SHARE AND STOCK PRICE	69

List of Exhibits

Naugatuck Valley Financial Corporation

Naugatuck, Connecticut

Exhibit

1.	Profile of FinPro, Inc. and the Author of the Appraisal

2.	Consolidated Balance Sheets: NVSL and SSE

3.	Consolidated Statements of Income: NVSL and SSE

4.	Consolidated Statements of Equity and Comprehensive Income: NVSL and SSE

5.	Consolidated Statements of Cash Flows: NVSL and SSE

6.	Income Reconciliation of TFR to Consolidated Statements: NVSL

7.	Comparable Group Selection Screens

8.	Selected Financial Data

9.	Industry Pricing Multiples

10.	Second Step Conversions 2008 to Year-to-Date

11.	Consolidated Merger Pro forma Balance Sheet (w/o second step conversion): June 30, 2010 and December 31, 2009

12.	Consolidated Merger Pro forma Income Statement (w/o second step conversion): 12 months ending June 30, 2010, 6 months ending June 30, 2010, and 12 months ending December 31, 2009

13.	Appraisal Second Step No Foundation Pro Forma June 30, 2010 – 12 Months

14.	Stub Second Step No Foundation Pro Forma June 30, 2010 – 6 Months

15.	Offering Circular Second Step No Foundation Pro Forma December 31, 2009 – 12 Months

16.	Consolidated Merger Pro forma Balance Sheet: June 30, 2010 and December 31, 2009

17.	Consolidated Merger Pro forma Income Statement: 12 months ending June 30, 2010, 6 months ending June 30, 2010, and 12 months ending December 31, 2009

Conversion Valuation Appraisal Report	Page: 1

Introduction

Naugatuck Valley Financial Corporation, a newly formed Maryland corporation, is offering common stock for sale in connection with the conversion of Naugatuck Valley Savings and Loan from the mutual holding company form of organization to the stock form. As part of the conversion, the Bank is offering for sale common stock representing the 59.6% ownership interest of Naugatuck Valley Financial that is currently held by Naugatuck Valley Mutual Holding Company. At the conclusion of the conversion and offering, existing public shareholders of Naugatuck Valley Financial will receive shares of common stock in the new Naugatuck Valley Financial Corporation in exchange for their existing shares of common stock of Naugatuck Valley Financial.

In compiling the pro formas, FinPro relied upon the assumptions provided by the Bank and its agents. The pro forma assumptions are as follows:

•	59.6% of the total shares will be sold to the depositors and public,

•	the stock will be issued at $10.00 per share,

•	the conversion expenses will be $1.9 million at the midpoint,

•	there will be an ESOP equal to 6% of the shares issued funded internally, amortized over 20 years straight-line,

•	there will be an MRP equal to 3% of the shares issued, amortized over 5 years straight-line,

•	there will be a Stock Option Plan equal to 10% of the shares issued, expensed at $2.73 per option over 5 years straight-line,

•	the tax rate is assumed at 34.00% and,

•	the net proceeds will be invested at the three-year Treasury Note rate of 1.20%, pre-tax.

Simultaneous with the completion of the offering, Naugatuck Valley Financial will acquire Southern Connecticut Bancorp, Inc. (the “Target”). In connection with the merger, Naugatuck Valley Financial will issue to the Target an aggregate of approximately 1,092,245 shares of common stock and pay approximately $7.3 million in cash.

Conversion Valuation Appraisal Report	Page: 2

It is our understanding that the Bank will offer its stock in a subscription and community offering to Eligible Account Holders, to the Employee Plans, and to Supplemental Eligible Account Holders of the Bank. This appraisal has been prepared in accordance with Regulation 563b.7 and the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

In the course of preparing our report, we reviewed the Bank’s and the Target’s audited financials for the year ended December 31, 2009, and the Bank’s and Target’s unaudited financials for the six months ending June 30, 2010. We also reviewed the registration statement on Form S-1 as filed with the Securities and Exchange Commission (“SEC”). We have conducted due diligence analysis of the Bank and held due diligence related discussions with the Bank’s Management and Board, Stifel, Nicolaus & Company, Incorporated, (the Bank’s underwriter), Kilpatrick Stockton LLP (the Bank’s special counsel), and Ostrowski and Company (the Bank’s M&A advisor for this transaction). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and reviewed the market area’s economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank’s performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Conversion of the Bank on the operations and expected financial performance as they related to the Bank’s estimated pro forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank’s assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Conversion Valuation Appraisal Report	Page: 3

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the stock issuance. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the stock issuance will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws. Any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

Conversion Valuation Appraisal Report	Page: 4

1. Overview and Financial Analysis

GENERAL OVERVIEW

As of June 30, 2010, the Bank had $565.2 million in total assets, $394.3 million in deposits, $482.5 million in net loans and $51.2 million in equity.

As of June 30, 2010, the Target had $160.1 million in total assets, $140.3 million in deposits, $121.8 million in net loans and $15.7 million in equity.

The following table sets forth information with respect to the Bank’s and the Target’s full-service banking offices. The data shown below is the most recently available public data with regard to branch deposits (June 30, 2009).

FIGURE 1 - CURRENT FACILITIES LIST

Address	City	State	County	Zip Code	Deposits as of June 30,			Growth (%)
					2009	2008	2004	2008 - 2009	2004 - 2009
Naugatuck Valley Financial Corporation (MHC)
1. 1009 New Haven Rd	Naugatuck	CT	New Haven	06770-4716	42,853	40,800	34,899	5.03%	22.79%
2. 333 Church St	Naugatuck	CT	New Haven	06770-2806	134,454	133,739	118,436	0.53%	13.52%
3. 127 S Main St	Beacon Falls	CT	New Haven	06403-1447	25,391	25,185	16,684	0.82%	52.19%
4. 504 Bridgeport Ave Unit 300	Shelton	CT	Fairfield	06484-4765	35,640	34,573	22,257	3.09%	60.13%
5. 49 Pershing Dr	Derby	CT	New Haven	06418-1406	25,973	23,723	10,146	9.48%	155.99%
6. 249 West St	Seymour	CT	New Haven	06483-2650	40,127	36,489	NA	9.97%	NA
7. 1699 Highland Ave	Cheshire	CT	New Haven	06410-1271	22,139	14,986	NA	47.73%	NA
8. 1030 Hamilton Ave	Waterbury	CT	New Haven	06706-2348	23,900	16,028	NA	49.11%	NA
9. 1570 Southford Rd	Southbury	CT	New Haven	06488-2412	19,340	16,251	NA	19.01%	NA
10. 450 Heritage Rd Ste 3C	Southbury	CT	New Haven	06488-3871	11,424	1,678	NA	580.81%	NA

Total - Naugatuck Valley Financial Corporation (MHC)					381,241	343,452	202,422

Bank of Southern Connecticut
1. 215 Church St	New Haven	CT	New Haven	06510-1803	58,056	42,913	38,961	35.29%	49.01%
2. 445 W Main St	Branford	CT	New Haven	06405-3415	18,955	17,165	5,894	10.43%	221.60%
3. 1475 Whalley Ave	New Haven	CT	New Haven	06515-1155	20,611	13,544	8,092	52.18%	154.71%
4. 24 Washington Ave	North Haven	CT	New Haven	06473-2309	20,610	16,019	NA	28.66%	NA

Total - Bank of Southern Connecticut					118,232	89,641	52,947

Total - Combined Entity (14 Branches)					499,473	433,093	255,369

Source: SNL Financial

Conversion Valuation Appraisal Report	Page: 5

HISTORY AND OVERVIEW

NAUGATUCK VALLEY FINANCIAL

Naugatuck Valley Financial was organized on September 30, 2004 under the laws of the United States to be a holding company for Naugatuck Valley Savings and Loan, a stock savings bank also organized under the laws of the United States in connection with Naugatuck Valley Savings and Loan’s conversion from the mutual to the mutual holding company form of organization. On September 30, 2004, Naugatuck Valley Financial completed its initial public offering in which it sold 3,269,881 shares, or 43.0%, of its common stock to the public, including 298,091 shares to the Naugatuck Valley Savings and Loan Employee Stock Ownership Plan. An additional 4,182,407 shares, or 55.0% of Naugatuck Valley Financial’s outstanding stock, were issued to Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial’s federally chartered mutual holding company. Additionally, Naugatuck Valley Financial contributed 152,087 shares, or 2.0% of its outstanding common stock, to the Naugatuck Valley Savings and Loan Charitable Foundation.

Naugatuck Valley Financial’s business activities consist of the ownership of Naugatuck Valley Savings and Loan’s capital stock and the management of the offering proceeds it retained. Naugatuck Valley Financial does not own or lease any property. Instead, it uses the premises, equipment and other property of Naugatuck Valley Savings and Loan. Accordingly, the information set forth in this prospectus, including the consolidated financial statements and related financial data, relates primarily to Naugatuck Valley Savings and Loan. As a federally chartered savings and loan holding company, Naugatuck Valley Financial is subject to the regulation of the Office of Thrift Supervision.

Naugatuck Valley Savings and Loan operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in its market areas. Naugatuck Valley Savings and Loan attracts deposits from the general public and uses those funds to originate one- to four-family real estate, multi-family and commercial real estate, construction, commercial and consumer loans, which Naugatuck Valley Savings and Loan generally holds for investment. Naugatuck Valley Savings and Loan also maintains an investment portfolio. Naugatuck Valley Savings and Loan is regulated by the Office of Thrift Supervision and its deposits are insured up to applicable legal limits under the Deposit Insurance Fund administered by the Federal Deposit Insurance Corporation. Naugatuck Valley Savings and Loan is also a member of the Federal Home Loan Bank of Boston.

Conversion Valuation Appraisal Report	Page: 6

SOUTHERN CONNECTICUT BANCORP

Southern Connecticut Bancorp (“the Target”) is a bank holding company headquartered in New Haven, Connecticut that was incorporated on November 8, 2000. Southern Connecticut Bancorp’s strategic objective is to serve as a bank holding company for a community-based commercial bank and a mortgage broker serving primarily New Haven County (the “Greater New Haven Market”). Southern Connecticut Bancorp owns 100% of the capital stock of The Bank of Southern Connecticut, a Connecticut-chartered bank with its headquarters in New Haven, Connecticut, and 100% of the capital stock of SCB Capital Inc., operating under the name “Evergreen Financial Services” (“Evergreen”), which is licensed by the State of Connecticut Department of Banking to operate a mortgage brokerage business and also operates from Southern Connecticut Bancorp’s headquarters in New Haven, Connecticut. Southern Connecticut Bancorp and its subsidiaries focus on meeting the financial services needs of consumers and small to medium-sized businesses, professionals and professional corporations, and their owners and employees in the Greater New Haven Market.

The Bank of Southern Connecticut operates branches at four locations, including downtown New Haven, the Amity/Westville section of New Haven, Branford and North Haven. The Bank of Southern Connecticut’s branches have a consistent, attractive appearance. Each location has an open lobby, comfortable waiting area, offices for the branch manager and a loan officer, and a conference room. The design of the branches complements the business development strategy of The Bank of Southern Connecticut, affording an appropriate space to deliver personalized banking services in professional, confidential surroundings.

The Bank of Southern Connecticut focuses on serving the banking needs of small to medium-sized businesses, professionals and professional corporations, and their owners and employees in the Greater New Haven Market. The Bank of Southern Connecticut’s target commercial customer has between $1.0 and $30.0 million in revenues, 15 to 150 employees, and borrowing needs of up to $3.0 million. The primary focus on this commercial market makes The Bank of Southern Connecticut uniquely qualified to move deftly in responding to the needs of its clients. The Bank of Southern Connecticut has been successful in winning business by offering a combination of competitive pricing for its services, quick decision making processes and a high level of personalized, “high touch” customer service.

Conversion Valuation Appraisal Report	Page: 7

STRATEGIC DIRECTION

The Bank’s business strategy is to grow and improve profitability by:

•	Maintaining capital at “well capitalized” levels;

•	Maintaining high levels of asset quality;

•	Maintaining a well diversified loan portfolio;

•	Improving the efficiency ratio;

•	Managing interest rate risk;

•	Expanding the franchise and footprint through acquisition opportunities and the opening of additional branch offices;

•	Developing secondary market capabilities; and

•	Maintaining multiple sources of liquidity.

Conversion Valuation Appraisal Report	Page: 8

BALANCE SHEET TRENDS

The Bank’s balance sheet increased by $58.5 million between December 31, 2005 and December 31, 2006, by $48.7 million between December 31, 2006 and December 31, 2007, by $72.9 million from December 31, 2007 to December 31, 2008 and by $21.3 million between December 31, 2008 and December 31, 2009. For the six months ended June 30, 2010, the Bank’s balance sheet increased $8.3 million.

Equity was $51.2 million as of June 30, 2010 and the equity to assets ratio was 9.06% at June 30, 2010.

The Target’s balance sheet increased by $35.7 million between December 31, 2005 and December 31, 2006 and by $6.3 million between December 31, 2006 and December 31, 2007. From December 31, 2007 to December 31, 2008 the balance sheet decreased $15.6 million. From December 31, 2008 and December 31, 2009 the Target increased total assets $20.7 million. For the six months ended June 30, 2010, the Target’s balance sheet increased $24.5 million.

Equity was $15.7 million as of June 30, 2010 and the equity to assets ratio was 9.79% at June 30, 2010.

Conversion Valuation Appraisal Report	Page: 9

FIGURE 2 - ASSET AND RETAINED EARNINGS CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 10

The following tables set forth certain information concerning the financial position of the Bank and the Target at the dates indicated.

FIGURE 3 - KEY BALANCE SHEET DATA

Naugatuck Valley Financial	At June 30,	At December 31,
Selected Financial Condition (in thousands)	2010	2009	2008	2007	2006	2005

Total assets	$565,249	$556,955	$535,386	$462,527	$413,855	$355,346
Securities held-to-maturity	3,315	1,451	—	1,190	2,531	5,002
Securities available-for-sale	35,584	37,623	63,844	65,264	67,736	58,047
Loans receivable, net	482,481	473,304	431,976	359,831	308,376	259,427
Cash and cash equivalents	10,957	12,146	8,247	8,370	7,942	8,951
Deposits	394,286	380,931	363,026	321,398	289,198	240,846
Borrowed Funds	112,538	118,984	119,148	85,107	68,488	57,059
Total capital	51,220	50,308	45,589	50,457	51,084	50,964

Southern Connecticut Bancorp	At June 30,	At December 31,
Selected Financial Condition (in thousands)	2010	2009	2008	2007	2006	2005

Total assets	$160,138	$135,610	$114,917	$130,564	$124,263	$88,574
Securities held-to-maturity	—	—	—	—	—	—
Securities available-for-sale	3,408	2,220	5,130	5,266	8,055	9,973
Loans receivable, net	121,778	109,865	89,241	85,995	75,306	55,882
Cash and cash equivalents	20,018	2,542	5,267	3,891	5,821	967
Deposits	140,340	117,556	93,970	107,422	101,274	65,280
Borrowed Funds	3,329	1,470	1,395	1,730	2,072	2,553
Total capital	15,683	15,633	18,541	20,084	20,332	20,297

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 11

FIGURE 4 - KEY RATIOS

Naugatuck Valley Financial	At June 30,	At December 31,
	2010	2009	2008	2007	2006	2005
Performance Ratios:
Return on average assets	0.35%	0.37%	-0.06%	0.33%	0.38%	0.62%
Return on average equity	3.86%	4.10%	-0.64%	2.77%	2.79%	3.66%
Interest rate spread (1)	3.39%	3.00%	2.88%	2.76%	3.07%	3.68%
Net interest margin (2)	3.46%	3.09%	3.02%	2.95%	3.26%	3.87%
Noninterest expense to average assets	2.76%	2.68%	2.66%	2.86%	3.03%	3.27%
Efficiency ratio (3)	74.78%	78.43%	101.28%	87.18%	85.93%	80.61%
Average int-earning assets to average int-bearing liabilities	103.61%	103.77%	104.46%	105.65%	107.18%	111.20%
Average equity to average assets	9.14%	8.97%	9.71%	11.80%	13.65%	16.87%

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.05%	0.84%	0.66%	0.60%	0.67%	0.72%
Allowance for loan losses as a percent of nonperforming loans	40.73%	66.60%	107.13%	222.99%	103.03%	638.78%
Net charge-offs to average outstanding loans during the period	-0.01%	0.00%	-0.01%	0.02%	0.00%	0.01%
Nonperforming loans as a percent of total loans	2.58%	1.26%	0.62%	0.27%	0.65%	0.11%
Nonperforming assets as a percent of total assets	2.25%	1.10%	0.50%	0.21%	0.49%	0.10%

Capital Ratios:
Total equity to total assets	9.06%	9.03%	8.52%	10.91%	12.34%	14.34%
Tier 1 capital (to adjusted assets) (4)	7.88%	7.76%	7.58%	8.81%	9.53%	11.42%
Tier 1 capital (to risk-weighted assets) (4)	10.25%	10.16%	10.36%	12.22%	13.56%	17.07%
Total capital (to risk-weighted assets) (4)	11.25%	11.10%	11.09%	12.88%	14.29%	17.88%

Other Data:
Deposit accounts	30,928	30,712	30,721	29,489	27,385	25,592
Offices	10	10	10	9	9	6

Southern Connecticut Bancorp	At June 30,	At December 31,
	2010	2009	2008	2007	2006	2005
Performance Ratios:
Return on average assets	0.05%	-2.24%	0.12%	-0.45%	-0.12%	-0.33%
Return on average equity	0.45%	-17.50%	0.68%	-2.80%	-0.58%	-1.38%
Interest rate spread (1)	3.53%	2.68%	3.31%	3.51%	3.81%	4.04%
Net interest margin (2)	4.11%	3.45%	4.46%	4.89%	5.27%	5.02%
Noninterest expense to average assets	4.15%	4.46%	5.28%	5.28%	5.57%	5.53%
Efficiency ratio (3)	94.95%	118.74%	94.40%	100.54%	97.62%	101.33%
Average int-earning assets to average int-bearing liabilities	138.69%	144.11%	155.03%	148.32%	160.56%	168.28%
Average equity to average assets	11.25%	12.79%	17.05%	15.99%	20.46%	23.66%

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	2.25%	2.46%	1.31%	1.43%	1.39%	1.37%
Allowance for loan losses as a percent of nonperforming loans	39.41%	47.36%	99.44%	100.08%	351.99%	134.37%
Net charge-offs to average outstanding loans during the period	0.07%	0.42%	0.36%	0.41%	0.05%	0.35%
Nonperforming loans as a percent of total loans	5.70%	5.19%	1.40%	1.43%	0.39%	1.02%
Nonperforming assets as a percent of total assets	4.44%	4.31%	1.10%	0.96%	0.24%	0.65%

Capital Ratios:
Total equity to total assets	9.79%	11.56%	16.13%	15.38%	16.36%	22.92%
Tier 1 capital (to adjusted assets) (4)	10.89%	11.24%	15.64%	15.08%	17.56%	24.17%
Tier 1 capital (to risk-weighted assets) (4)	11.71%	11.99%	17.13%	18.80%	21.80%	29.17%
Total capital (to risk-weighted assets) (4)	12.97%	13.25%	18.46%	19.97%	22.96%	30.30%

Other Data:
Deposit accounts	3,597	3,727	3,647	3,657	3,181	2,063
Offices	4	4	4	5	5	4

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 12

LOAN PORTFOLIO

The Bank’s loan portfolio has increased by $48.9 million from December 31, 2005 to December 31, 2006, by $51.5 million from December 31, 2006 to December 31, 2007, by $72.1 million from December 31, 2007 to December 31, 2008 and by $41.3 million from December 31, 2008 to December 31, 2009. The Bank increased net loans by $9.2 million from December 31, 2009 to June 30, 2010. As a percent of assets, the loan portfolio has increased from 73.01% to 85.36% between December 31, 2005 and June 30, 2010, respectively.

The Target’s loan portfolio has increased by $19.4 million from December 31, 2005 to December 31, 2006, by $10.7 million from December 31, 2006 to December 31, 2007, by $3.2 million from December 31, 2007 to December 31, 2008 and by $20.6 million from December 31, 2008 to December 31, 2009. The Target increased net loans by $11.9 million from December 31, 2009 to June 30, 2010. As a percent of assets, the loan portfolio has increased from 63.09% to 76.05% between December 31, 2005 and June 30, 2010, respectively.

Conversion Valuation Appraisal Report	Page: 13

FIGURE 5 - NET LOANS RECEIVABLE CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 14

Since December 31, 2005, the Bank’s loan portfolio composition has shifted toward multi-family and commercial real estate and commercial loans and has shifted away from one-to-four-family residential real estate and home equity loans.

FIGURE 6 - LOAN MIX AS OF JUNE 30, 2010

Naugatuck Valley Financial	At June 30, 2010		At December 31,
($000s)			2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Real estate loans:
One-to four-family	$225,624	45.96%	$229,693	47.74%	$216,201	49.51%	$193,787	53.24%	$179,374	57.27%	$156,900	59.44%
Multi-family and commercial	160,149	32.62%	134,931	28.05%	106,028	24.28%	70,051	19.25%	45,879	14.65%	33,608	12.73%
Construction	33,843	6.89%	46,298	9.62%	50,596	11.59%	41,041	11.27%	30,124	9.62%	24,943	9.45%

Total real estate loans	419,616	85.47%	410,922	85.41%	372,825	85.38%	304,879	83.76%	255,377	81.54%	215,451	81.62%

Consumer loans:
Savings accounts	2,549	0.52%	1,113	0.23%	1,093	0.25%	1,272	0.35%	634	0.20%	785	0.30%
Personal	266	0.05%	256	0.05%	262	0.06%	302	0.08%	275	0.09%	212	0.08%
Automobile	185	0.04%	230	0.05%	271	0.06%	327	0.09%	186	0.06%	160	0.06%
Home equity	36,375	7.41%	37,276	7.75%	39,655	9.08%	40,517	11.13%	43,220	13.80%	37,628	14.25%

Total consumer loans	39,375	8.02%	38,875	8.08%	41,281	9.45%	42,418	11.65%	44,315	14.15%	38,785	14.69%

Commercial and industrial	31,899	6.50%	31,325	6.51%	22,567	5.17%	16,690	4.59%	13,508	4.31%	9,728	3.69%

Total loans	490,890	100%	481,122	100%	436,673	100%	363,987	100%	313,200	100%	263,964	100%
Less:
Deferred loan origination costs (fees), net	(524)		(486)		(529)		(461)		(410)		(401)
Allowance for loan losses	(5,119)		(3,996)		(2,869)		(2,163)		(2,071)		(1,878)
Undisbursed construction loans	(2,766)		(3,336)		(1,299)		(1,532)		(2,343)		(2,258)

Net loans	$482,481		$473,304		$431,976		$359,831		$308,376		$259,427

Southern Connecticut Bancorp	At June 30, 2010		At December 31, 2009
($000s)
	Amount	Percent	Amount	Percent

Commercial loans secured by RE	$71,107	57.02%	$63,837	56.60%
Commercial loans	50,074	40.15%	43,893	38.92%
Construction loans	3,171	2.54%	4,608	4.09%
Consumer installment loans	354	0.28%	449	0.40%

Total Loans	$124,705	100.00%	$112,786	100.00%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 15

The two large components in the Bank’s loan portfolio are 1-4 family residential loans, which account for 45.97% of the portfolio mix at June 30, 2010, and multi-family and commercial real estate loans, which account for 32.62% of the portfolio mix at June 30, 2010.

The Target’s loan portfolio was heavily weighted in loans secured by commercial real estate as well as a moderate concentration in commercial and industrial loans at June 30, 2010.

Conversion Valuation Appraisal Report	Page: 16

FIGURE 7 - LOAN MIX AT JUNE 30, 2010

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 17

INVESTMENTS

The Bank’s investment portfolio decreased $24.2 million between December 31, 2005 and June 30, 2010. The Target’s investment portfolio decreased $6.6 million between December 31, 2005 and June 30, 2010.

Conversion Valuation Appraisal Report	Page: 18

FIGURE 8 - SECURITIES CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 19

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

The following table sets forth the amortized cost and fair values of the Bank’s securities portfolio at the dates indicated. All of the securities were classified as available-for-sale at the dates indicated. The portfolio is predominately agency sponsored MBS.

FIGURE 9 - INVESTMENT MIX

Naugatuck Valley Financial	At June 30, 2010		At December 31,
			2009		2008		2007
(in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available-for-sale Securities
U.S. Government and agency obligations	$1,526	$1,594	$1,529	$1,583	$1,537	$1,604	$2,749	$2,744
Mortgage-backed securities	22,454	23,533	23,561	24,500	42,297	43,030	31,352	31,261
Collateralized mortgage obligations	3,029	2,971	3,091	3,000	3,339	3,183	3,547	3,494
Municipal obligations	—	—	—	—	8,888	8,993	14,092	14,075
Money market preferred obligations	8,200	7,486	8,200	7,880	9,273	6,744	12,700	12,700
Corporate obligations	—	—	1,000	660	1,000	290	1,000	990

Held-to-maturity securities:
U.S. Government and agency obligations	—	—	1,451	1,475	—	—	1,000	998
Interest-bearing balances	3,315	3,340	—	—	—	—	190	190

Total	$38,524	$38,924	$38,832	$39,098	$66,334	$63,844	$66,630	$66,452

Southern Connecticut Bancorp	At June 30, 2010

($000s)	Amortized Cost
U.S. Treasury bils	$3,350
Mortgage-backed securities	58

Total	$3,408

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 20

ASSET QUALITY

The Bank’s nonperforming assets increased to $12.7 million at June 30, 2010 from $341 thousand at December 31, 2005. The Bank’s nonperforming asset to total assets ratio increased from 0.10% at December 31, 2005 to 2.25% at June 30, 2010.

The Target’s nonperforming asset to total assets ratio increased from 0.65% at December 31, 2005 to 4.44% at June 30, 2010.

Conversion Valuation Appraisal Report	Page: 21

FIGURE 10 - ASSET QUALITY CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 22

At June 30, 2010, the Bank’s nonperforming loans to total loan ratio was 2.58% and the nonperforming assets to total assets ratio was 2.25%. The largest increase in the portfolio was in construction loans. Nonperforming one-to-four-family real estate loans increased by $254 thousand from December 31, 2009 to June 30, 2010. Nonperforming multi-family and commercial real estate increased by $692 thousand from December 31, 2009 to June 30, 2010. Nonperforming construction loans increased $4.2 million from December 31, 2009 to June 30, 2010.

FIGURE 11 - NONPERFORMING LOANS

Naugatuck Valley Financial	June 30, 2010	At December 31,
($000s)		2009	2008	2007	2006	2005
Nonaccrual loans:
One- to four-family	$2,080	$1,826	$1,100	$422	$423	$165
Construction	5,418	1,250	370	—	352	—
Multi-family and commercial real estate	2,807	2,114	1,001	356	1,036	120
Commercial business	899	452	142	144	142	9
Consumer	68	358	65	48	57	—

Total non performing loans	11,272	6,000	2,678	970	2,010	294

Troubled debt restructurings	1,295	—	—	—	—	—

Foreclosed real estate	167	140	—	—	—	47

Total nonperforming assets	$12,734	$6,140	$2,678	$970	$2,010	$341

Total nonperforming loans to total loans	2.58%	1.26%	0.62%	0.27%	0.65%	0.11%
Total nonperforming loans to total assets	2.22%	1.08%	0.50%	0.21%	0.49%	0.08%
Total nonperforming assets to total assets	2.25%	1.10%	0.50%	0.21%	0.49%	0.10%

Southern Connecticut Bancorp	June 30, 2010	At December 31,
($000s)		2009	2008
Non-accrual loans	$6,415	$5,363	$882

Accruing loans contractually past due 90 days or more
Loans past due 90 days or more and still accruing	508	484	196
Matured loans pending renewal and still accruing	180	—	189

Total	$688	$484	$384

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 23

FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 24

FUNDING COMPOSITION

The Bank experienced deposit growth of $153.4 million between December 31, 2005 and June 30, 2010 as deposits increased from $240.8 million to $394.3 million. Borrowings trended upward between December 31, 2005 and June 30, 2010 as well, due to the Bank implementing leverage strategies. As of June 30, 2010, the Bank had outstanding borrowings of $112.5 million.

The Target’s deposits fluctuated from December 31, 2005 through June 30, 2010, increasing a total of $75.1 million over the time period from $65.3 million to a total of $140.3 million. Borrowing levels increased by $776 thousand from $2.6 million as of December 31, 2005 to $3.3 million as of June 30, 2010.

Conversion Valuation Appraisal Report	Page: 25

FIGURE 13 - DEPOSIT AND BORROWING TREND CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 26

The following chart illustrates the Bank’s deposit mix as of June 30, 2010. The two largest components of the deposit mix are certificates of deposit and savings accounts.

FIGURE 14 - DEPOSIT MIX

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 27

ASSET/LIABILITY MANAGEMENT

The following table, which is based on information that the Bank provided to the Office of Thrift Supervision, presents the change in the net portfolio value of the Bank at June 30, 2010 (the latest date for which the information is available) that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that the Bank might take to counteract that change. The Bank’s interest rate risk position is considered to be “Minimum Risk” according to TB-13a.

FIGURE 15 - INTEREST RATE RISK

Naugatuck Valley Financial	Net Portfolio Value			Portfolio Value of Assets
Basis point (“bp”) Change in rates	Amount	Change	% Change	NPV Ratio	Change (bp)
	($000s)
300	$45,374	(16,320)	-26.45%	8.10%	(233)
200	53,212	(8,482)	-13.75%	9.29%	(114)
100	59,541	(2,153)	-3.49%	10.19%	(24)
50	61,307	(387)	-0.63%	10.42%	(1)
0	61,694	—	0.00%	10.43%	—
-50	60,956	(738)	-1.20%	10.27%	(16)
-100	59,461	(2,233)	-3.62%	10.01%	(42)

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 28

NET WORTH AND CAPITAL

At June 30, 2010 the Bank and the Target had capital in excess of the minimum requirements for all capital ratios.

FIGURE 16 - CAPITAL ANALYSIS

Naugatuck Valley Financial	Naugatuck Valley Financial Corporation (MHC)		Naugatuck Valley Savings & Loan (MHC)
June 30, 2010	Actual	Capital Adequacy Target Ratio	Actual	Capital Adequacy Target Ratio
Total Capital to Risk Weighted Assets	NA	8.00%	11.42%	8.00%
Tier 1 Capital to Risk Weighted Assets	NA	4.00%	10.24%	4.00%
Tier 1 (leverage) Capital Ratio to Average Assets	NA	4.00%	7.88%	4.00%

Southern Connecticut Bancorp	Southern Connecticut Bancorp		The Bank of Southern Connecticut
June 30, 2010	Actual	Capital Adequacy Target Ratio	Actual	Capital Adequacy Target Ratio
Total Capital to Risk Weighted Assets	12.97%	8.00%	12.22%	8.00%
Tier 1 Capital to Risk Weighted Assets	11.71%	4.00%	10.96%	4.00%
Tier 1 (leverage) Capital Ratio to Average Assets	10.89%	4.00%	10.18%	4.00%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 29

PROFITABILITY TRENDS

The Bank’s net income trended downward between the twelve months ended December 31, 2005 and the twelve months ended December 31, 2008. For the twelve months ended December 31, 2009, the Bank achieved $2.0 million in net income, which represents an increase over the twelve months ended December 31, 2005. In the first six months of 2010, the Bank achieved $993 thousand in net income.

The Target’s net income has been historically negative and it achieved modest profitability only once from December 31, 2005 to December 2009. In the first six months of 2010, the Target achieved $35 thousand of net income.

Conversion Valuation Appraisal Report	Page: 30

FIGURE 17 - NET INCOME CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 31

The Bank’s net interest spread and margin increased between the six months ended June 30, 2010 and the six months ended June 30, 2010. The increase was primarily attributable to the cost of funds decreasing at a faster rate compared to the yield on earning assets.

FIGURE 18 - AVERAGE YIELDS AND COSTS

Naugatuck Valley Financial	Six Months Ended June30,
	2010			2009
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
Dollars in thousands	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans	$479,210	$13,466	5.62%	$438,591	$12,765	5.82%
Fed Funds sold	3,762	1	0.05%	8,762	4	0.09%
Investment securities	38,876	862	4.43%	56,530	1,326	4.69%
Federal Home Loan Bank stock	6,252	—	0.00%	6,252	—	0.00%

Total interest-earning assets	528,100	14,329	5.43%	510,135	14,095	5.53%
Noninterest-earning assets	35,064			31,071

Total assets	$563,164			$541,206

Interest-bearing liabilities:
Certificate accounts	$234,759	$3,292	2.80%	240,527	$4,071	3.39%
Regular savings accounts and escrow	71,315	194	0.54%	56,818	199	0.70%
Checking and NOW accounts	56,913	24	0.08%	53,577	23	0.09%
Money market savings accounts	26,289	117	0.89%	25,468	171	1.34%

Total interest-bearing deposits	389,276	3,627	1.86%	376,390	4,464	2.37%

FHLB advances	108,703	1,503	2.77%	109,299	2,166	3.96%
Other borrowings	11,717	57	0.97%	5,932	51	1.72%

Total interest-bearing liabilities	509,696	5,187	2.04%	491,621	6,681	2.72%

Noninterest-bearing liabilities	1,974			2,102

Total liabilities	511,670			493,723

Stockholders’ equity	51,494			47,483

Total liabilities and stockholders’ equity	$563,164			$541,206

Net interest income		$9,142			$7,414
Interest rate spread			3.39%			2.81%
Net interest margin			3.46%			2.91%
Average interest-earning assets to average interest-bearing liabilities			103.61%			103.77%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 32

Southern Connecticut Bancorp	Six Months Ended June 30,
	2010			2009
Dollars in thousands	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Loans (1)(2)	$117,918	$3,615	6.18%	$91,964	$2,879	6.31%
Short-term and other investments	10,985	42	0.77%	18,353	105	1.15%
Investments	3,295	9	0.55%	3,881	89	4.62%
Federal funds sold	—	—	0.00%	—	—	0.00%

Total interest-earning assets	132,198	3,666	5.59%	114,198	3,073	5.43%

Cash and due from banks	5,343			4,354
Premises and equipment, net	2,425			2,692
Allowance for loan losses	(2,777)			(2,259)
Other	2,761			2,318

Total Non interest-earning assets	7,752			7,105

Total assets	$139,950			$121,303

Interest-bearing liabilities:
Time certificates	$55,690	$687	2.49%	$41,707	$677	3.27%
Savings deposits	2,362	8	0.68%	1,634	12	1.48%
Money market/checking deposits	34,146	186	1.10%	33,175	294	1.79%
Capital lease obligations	1,174	87	14.94%	1,180	88	15.04%
Repurchase agreements	1,944	5	0.52%	616	4	1.31%

Total interest bearing liabilities	95,316	973	2.06%	78,312	1,075	2.77%

Non-interest bearing deposits	27,990			24,655
Accrued expenses and other liabilities	901			1,074

Total Noninterest-bearing liabilities	28,891			25,729

Total liabilities	124,207			104,041

Stockholders’ equity	15,743			17,262

Total liabilities and stockholders’ equity	$139,950			$121,303
Net interest income		$2,693			$1,998
Interest rate spread			3.53%			2.66%
Net interest margin			4.11%			3.53%
Average interest-earning assets to average interest-bearing liabilities			138.69%			145.82%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 33

The Bank’s spread and margin trended downward between December 31, 2005 and December 31, 2007, however from December 31, 2008 through June 30, 2010, the Bank’s spread and margin increased as rates decreased. The Target’s spread and margin decreased from December 31, 2005 to December 31, 2009 but increased in the six months of 2010.

Conversion Valuation Appraisal Report	Page: 34

FIGURE 19 - SPREAD AND MARGIN CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 35

FIGURE 20 - INCOME STATEMENT TRENDS

Naugatuck Valley Financial	For the Six Months Ended June 30,		For the Twelve Months Ended December 31,
Selected Financial Condition ($000s)	2010	2009	2009	2008	2007	2006	2005
Interest income	$14,329	$14,095	$28,291	$28,203	$25,030	$20,750	$15,908
Interest expense	5,187	6,681	12,537	13,904	13,174	9,350	4,941

Net interest income	9,142	7,414	15,754	14,299	11,856	11,400	10,967
Provision (credit) for loan losses	1,171	557	1,144	675	151	192	32
Net interest income after provision (credit) for loan losses	7,971	6,857	14,610	13,624	11,705	11,208	10,935
Noninterest income	1,230	1,353	2,742	(1,048)	2,354	1,948	1,517
Noninterest expense	7,773	7,396	14,541	13,454	12,422	11,504	10,097

(Loss) income before income tax (benefit) expense	1,428	814	2,811	(878)	1,637	1,652	2,355
Income tax (benefit) expense	435	206	818	(566)	217	204	450

Net (loss) income (1)	$993	$608	$1,993	$(312)	$1,420	$1,448	$1,905

Southern Connecticut Bancorp	For the Six Months Ended June 30,		For the Twelve Months Ended December 31,
Selected Financial Condition ($000s)	2010	2009	2009	2008	2007	2006	2005
Interest income	$3,666	$3,073	$6,426	$7,000	$9,143	$7,080	$5,179
Interest expense	973	1,075	2,172	2,240	3,378	2,223	1,152

Net interest income	2,693	1,998	4,254	4,760	5,765	4,857	4,027
Provision (credit) for loan losses	118	2,081	1,992	226	538	253	216
Net interest income after provision (credit) for loan losses	2,575	(83)	2,262	4,534	5,227	4,604	3,811
Noninterest income	337	319	629	1,667	960	804	630
Noninterest expense	2,877	2,801	5,798	6,067	6,761	5,526	4,719

(Loss) income before income tax (benefit) expense	35	(2,565)	(2,907)	134	(574)	(118)	(278)
Income tax (benefit) expense	—	—	—	—	—	—	—

Net (loss) income (1)	$35	$(2,565)	$(2,907)	$134	$(574)	$(118)	$(278)

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 36

LEGAL PROCEEDINGS

Periodically, there have been various claims and lawsuits against the Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Bank hold security interests, claims involving the making and servicing of real property loans and other issues incident to the Bank’s business. The Bank is not a party to any pending legal proceedings that it believes would have a material adverse effect on its financial condition, results of operations or cash flows.

SUBSIDIARIES

Naugatuck Valley Savings and Loan is the wholly-owned subsidiary of Naugatuck Financial Corporation.

Bank of Southern Connecticut is the wholly-owned subsidiary of Southern Connecticut Bancorp.

Conversion Valuation Appraisal Report	Page: 37

2. Market Area Analysis

Connecticut Market Area:

The Bank is headquartered in Naugatuck, Connecticut, which is located in southwestern Connecticut approximately six miles south of Waterbury and 26 miles north of Bridgeport. In addition to its main office, it operates nine branch offices in the greater Naugatuck Valley market which is considered the Bank’s market area. The greater Naugatuck Valley market encompasses the communities in the central and lower Naugatuck Valley regions in New Haven County, where the main office and eight of its branch offices are located, and Fairfield County, where one of its branch offices is located. The economy in the market area is primarily oriented to the service, retail, construction, and manufacturing industries.

The Target serves the Greater New Haven Market, which is comprised of the communities located in and around New Haven County in Southern Central Connecticut. The Greater New Haven Market is located in the center of, and is a critical component of, the commercial activity of the northeast corridor in New England. The market focus resides in the busy transportation and commercial area between New York City to the south, Hartford to the north, Providence to the east, and Boston to the northeast. The diversified economic base of this market region includes pharmaceutical, advanced manufacturing, healthcare, defense, technology, service and energy companies. The region is also one of New England’s most popular tourist destinations, featuring popular shoreline and heritage sites. In addition, Southern Connecticut Bancorp’s headquarters is located in downtown New Haven, in the area of Yale University’s campus.

Conversion Valuation Appraisal Report	Page: 38

The following tables provide deposit and demographic data for the Bank’s market area.

FIGURE 21 - DEPOSIT AND DEMOGRAPHIC DATA FOR NEW HAVEN, CT

Demographic Summary: New Haven, CT
	Base 2000	Current 2010	Projected 2015	% Change 2000 - 2010	% Change 2010 - 2015
Total Population (actual)	824,008	851,493	859,693	3.34	0.96
0-14 Age Group (%)	20.55	18.88	18.79	(5.03)	0.47
15-34 Age Group (%)	26.24	25.86	26.40	1.87	3.04
35-54 Age Group (%)	30.02	28.43	25.71	(2.15)	(8.68)
55-69 Age Group (%)	12.11	16.15	18.04	37.76	12.82
70+ Age Group (%)	11.08	10.67	11.05	(0.44)	4.54
Median Age (actual)	37.00	39.30	39.30	6.22	0.00

Total Households (actual)	319,040	329,028	332,153	3.13	0.95
< $25K Households (%)	25.33	18.02	15.19	(26.62)	(14.89)
$25-49K Households (%)	25.67	20.46	16.56	(17.80)	(18.30)
$50-99K Households (%)	33.22	39.80	36.57	23.56	(7.24)
$100K+ Households (%)	15.78	21.72	31.68	41.91	47.23

Average Household Income ($)	62,220	77,462	89,199	24.50	15.15
Median Household Income ($)	48,834	62,374	73,227	27.73	17.40
Per Capita Income ($)	24,439	30,479	35,078	24.71	15.09

Source: SNL Securities & ESRI

FIGURE 22 - DEPOSIT AND DEMOGRAPHIC DATA FOR FAIRFIELD, CT

Demographic Summary: Fairfield, CT
	Base 2000	Current 2010	Projected 2015	% Change 2000 - 2010	% Change 2010 - 2015
Total Population (actual)	882,567	906,634	910,312	2.73	0.41
0-14 Age Group (%)	21.92	21.32	20.59	(0.09)	(3.03)
15-34 Age Group (%)	24.04	23.17	24.49	(0.96)	6.10
35-54 Age Group (%)	31.52	30.21	26.94	(1.54)	(10.47)
55-69 Age Group (%)	12.74	15.57	17.64	25.58	13.76
70+ Age Group (%)	9.78	9.72	10.34	2.10	6.78
Median Age (actual)	37.30	39.50	39.80	5.90	0.76

Total Households (actual)	324,232	332,615	333,861	2.59	0.37
< $25K Households (%)	17.98	12.09	9.29	(31.02)	(22.83)
$25-49K Households (%)	20.64	12.92	9.47	(35.81)	(26.40)
$50-99K Households (%)	30.35	31.24	28.45	5.57	(8.58)
$100K+ Households (%)	31.03	43.76	52.79	44.68	21.08

Average Household Income ($)	103,255	129,156	150,731	25.08	16.70
Median Household Income ($)	64,876	87,754	103,758	35.26	18.24
Per Capita Income ($)	38,350	47,705	55,646	24.39	16.65

Source: SNL Securities & ESRI

Conversion Valuation Appraisal Report	Page: 39

3. Comparisons with Publicly Traded Thrifts

INTRODUCTION

This section presents an analysis of the Bank’s operations against a selected group (“Comparable Group”) of publicly traded thrifts. The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the valuation of the Bank.

Factors that influence the Bank’s value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group’s current market pricing, coupled with the appropriate aggregate adjustment for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the Bank’s to-be-issued common stock.

SELECTION CRITERIA

The goal of the selection criteria process is to find those institutions with characteristics that most closely match those of the Bank. In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. However, none of the Comparables selected will be exact clones of the Bank.

As of the date of this appraisal, there are a total of 257 thrifts that trade on public exchanges or are private companies. There are 142 traded on the NYSE, NASDAQ or AMEX. FinPro limited the Comparable Group to institutions whose common stock is listed on a major exchange, (defined as the NYSE, NASDAQ or AMEX) since these companies tend to trade regularly. FinPro believes that thrifts that trade over-the-counter, as pink sheets, or private companies are inappropriate for the Comparable Group, due to irregular trading activity and wide bid/ask spreads, which may skew the trading value and make trading multiples less reliable as an indicator of value.

Institutions that were structured as Mutual Holding Companies (MHC’s) were eliminated. 32 institutions were eliminated due to the MHC structure, leaving 110 remaining institutions.

Institutions outside of the New England region were eliminated. 93 institutions were eliminated due to being outside the target region.

Conversion Valuation Appraisal Report	Page: 40

Of the 17 remaining institutions, 6 institutions were eliminated due to their size. An institution was eliminated if total assets were below $450 million or above $1.6 billion.

Of the 11 remaining institutions, one institutions was eliminated because the IPO date is too recent.

Of the 10 remaining institutions, one was eliminated because it is the target of an announced merger, leaving 9 institutions, which is not a sufficient number.

In order to arrive at a group of 10 institutions, FinPro reviewed the selection screens. FinPro also considered that one institution, New England Bancshares, Inc., in the State of Connecticut recently switched charters from a thrift holding company to a bank holding company. New England Bancshares, Inc. undertook a second step conversion in 2005 and has completed the acquisition of two small commercial banks. FinPro believes that New England Bancshares represents a stronger comparable relative to other institutions not included in the Comparable Group and as such New England Bancshares was included as a Comparable.

Using the criteria established, the Comparable Group was created. It is important to note that none of the Comparables will be identical clones of the Bank, and as such, subjective adjustments will have to be made. A variance to the Comparable median was established for each data field.

FIGURE 23 - COMPARABLE GROUP

		Corporate
					Number
					of	IPO
Ticker	Short Name	Exchange	City	State	Offices	Date
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	NASDAQ	Somerville	MA	11	10/24/1986
CBNK	Chicopee Bancorp, Inc.	NASDAQ	Chicopee	MA	8	07/20/2006
HBNK	Hampden Bancorp, Inc.	NASDAQ	Springfield	MA	9	01/17/2007
HIFS	Hingham Institution for Savings	NASDAQ	Hingham	MA	10	12/20/1988
LEGC	Legacy Bancorp, Inc.	NASDAQ	Pittsfield	MA	20	10/26/2005
NEBS	New England Bancshares	NASDAQ	Enfield	CT	15	12/29/2005
NHTB	New Hampshire Thrift Bancshares, Inc.	NASDAQ	Newport	NH	27	05/27/1986
NFSB	Newport Bancorp, Inc.	NASDAQ	Newport	RI	6	07/07/2006
UBNK	United Financial Bancorp, Inc.	NASDAQ	West Springfield	MA	24	12/04/2007
WFD	Westfield Financial, Inc.	NASDAQ	Westfield	MA	11	01/04/2007

	Pro-forma Results*				14

NVSL	Naugatuck Valley Financial Corporation (MHC)	NASDAQ	Naugatuck	CT	10	10/1/2004
SSE	Southern Connecticut Bancorp, Inc.	NYSE Amex	New Haven	CT	4	7/6/2001

Conversion Valuation Appraisal Report	Page: 41

OVERVIEW OF THE COMPARABLES

The members of the Comparable Group were reviewed against the Bank to ensure comparability based upon the following criteria:

1.	Asset size

2.	Profitability

3.	Capital Level

4.	Balance Sheet Mix

5.	Operating Strategy

6.	Date of conversion

1. Asset Size Ideally, the Comparable Group should have a similar asset size to the Bank. The Comparable Group ranged in size from $450.4 million to $1.5 billion in total assets with a median of $824.4 million. The Bank’s pro forma asset size, prior to the capital raise, was $723.9 million as of June 30, 2010. At the pro forma midpoint of the offering range including the merger, the Bank is expected to have assets of $743.8 million.

2. Profitability The Comparable Group had a median core ROAA of 0.34% and a median core ROAE of 3.39% for the last twelve months. The pro forma Bank, prior to the capital raise, had a core ROAA of 0.24% and a core ROAE of 2.71% for the twelve months ended June 30, 2010. On a pro forma basis including the conversion at the midpoint, the Bank’s core ROAA and core ROAE are 0.21% and 1.87%, respectively.

3. Capital Level The Comparable Group had a median tangible equity to tangible assets ratio of 8.67% with a high of 18.68% and a low of 7.10%. At June 30, 2010, the pro forma Bank, prior to the capital raise, had a tangible equity to tangible assets ratio of 8.15%. At the midpoint of the conversion and including the merger, the Bank would have a pro forma tangible equity to tangible assets ratio of 10.61%.

4. Balance Sheet Mix At June 30, 2010, the pro forma Bank, prior to the capital raise, had a loan to asset ratio of 84.13%. The median loan to asset ratio for the Comparables was 74.89%, ranging from a low of 38.45% to a high of 84.75%. On the liability side, the pro forma Bank’s, prior to the capital raise, deposit to asset ratio was 74.02% at June 30, 2010 while the Comparable median was 70.41%, ranging from 54.27% to 75.81%. The pro forma Bank’s borrowing to asset ratio prior to the capital raise of 15.84% is slightly below the Comparable median of 16.68%.

5. Operating Strategy An institution’s operating characteristics are important because they determine future performance. Operational strategy also affects expected rates of return and investors’ general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business.

Conversion Valuation Appraisal Report	Page: 42

6. Date of Conversion Recent conversions, were excluded since the earnings of a newly converted institution do not reflect the reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

The following table represents key financial indicators for the pro-forma Bank and the Comparable Group.

FIGURE 24 - KEY FINANCIAL INDICATORS

	NVSL at or for the Twelve Months Ended 6/30/10	SSE at or for the Twelve Months Ended 6/30/10	Pro-forma* at or for the Twelve Months Ended 6/30/10	Comparable Group Median Last Twelve Months
Balance Sheet Data
Gross Loans to Deposits	123.67	88.77	113.65	100.22
Total Net Loans to Assets	85.59	76.46	84.13	74.89
Securities to Assets	7.99	2.17	6.73	14.81
Deposits to Assets	69.75	87.64	74.02	70.41
Borrowed Funds to Assets	19.91	2.08	15.84	16.68
Balance Sheet Growth
Asset Growth Rate	5.27	17.27	7.35	3.22
Loan Growth Rate	8.54	28.57	12.08	3.82
Deposit Growth Rate	5.50	18.87	8.95	6.06
Capital
Equity to Assets	7.89	9.15	8.56	10.45
Tangible Equity to Tangible Assets	7.87	9.15	8.15	8.67
Intangible Assets to Equity	0.13	—	0.44	1.86
Regulatory Core Capital to Assets	7.88	9.15	6.66	8.75
Equity + Reserves to Assets	8.79	10.91	9.22	11.28
Asset Quality
Non-Performing Loans to Loans	3.70	5.15	2.52	1.44
Reserves to Non-Performing Loans	28.38	43.63	31.21	82.20
Non-Performing Assets to Assets	2.26	4.08	2.16	1.18
Non-Performing Assets to Equity	28.68	41.61	25.24	8.75
Reserves to Loans	1.05	2.25	0.79	0.94
Reserves to Non-Performing Assets + 90 Days Del.	21.62	38.79	29.37	47.22
Profitability
Return on Average Assets	0.43	(0.22)	0.05	0.37
Return on Average Equity	4.76	(1.95)	0.55	2.96
Core Return on Average Assets	0.43	(0.22)	0.24	0.34
Core Return on Average Equity	4.71	(1.95)	2.71	3.39
Income Statement
Yield on Average Earning Assets	5.51	5.29	5.37	5.17
Cost of Average Interest Bearing Liabilities	2.20	1.68	1.96	1.99
Net Interest Spread	3.29	3.09	3.09	3.13
Net Interest Margin	3.37	3.61	3.41	3.31
Noninterest Income to Average Assets	0.43	0.45	0.47	0.47
Noninterest Expense to Average Assets	2.67	4.24	3.34	2.73
Efficiency Ratio	73.80	101.24	82.25	74.75
Overhead Ratio	70.21	101.39	94.45	72.23

*	Does not include adjustments resulting from the Second Step

Source: The Bank’s Offering Circular, FinPro calculations and SNL Securities

Conversion Valuation Appraisal Report	Page: 43

4. Market Value Determination

MARKET VALUE ADJUSTMENTS

The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments are made from potential investors’ viewpoint and are adjustments necessary when comparing the Bank to the Comparable Group. The adjustment factors are subjectively assessed using the appraiser’s knowledge and expertise and an aggregate adjustment is determined. Potential investors include depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based. The major criteria utilized for purposes of this report include:

Adjustments Relative to the Comparable Group:

•	Financial Condition

•	Asset Quality

•	Balance Sheet Growth

•	Earnings Quality, Predictability and Growth

•	Market Area

•	Cash Dividends

•	Liquidity of the Issue

•	Recent Regulatory Matters

Adjustments for Other Factors:

•	Management

•	Subscription Interest

To ascertain the market value of the Bank, the median trading multiple values for the Comparable Group are utilized as the starting point. The adjustment, up or down, to the Comparable Group median multiple values is made based on the comparison of the Bank to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 44

FINANCIAL CONDITION

The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as cash liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following figures summarize the key financial elements of the pro forma Bank measured against the Comparable Group.

FIGURE 25 - KEY BALANCE SHEET DATA

		Key Financial Data for the Most Recent Period End
		Total	Loans/	Loans/	Securities/	Deposits/	Borrowings/
		Assets	Deposits	Assets	Assets	Assets	Assets
Ticker	Short Name	($000)	(%)	(%)	(%)	(%)	(%)
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	526,747	134.23	84.75	7.52	63.39	27.30
CBNK	Chicopee Bancorp, Inc.	556,973	119.42	78.04	11.95	65.69	17.29
HBNK	Hampden Bancorp, Inc.	584,039	99.73	73.97	17.67	71.92	11.13
HIFS	Hingham Institution for Savings	971,779	109.99	76.76	11.16	70.24	22.16
LEGC	Legacy Bancorp, Inc.	956,239	97.25	68.04	21.30	70.57	15.95
NEBS	New England Bancshares	692,596	100.70	75.81	9.56	75.81	13.35
NHTB	New Hampshire Thrift Bancshares, Inc.	993,206	90.49	65.94	24.28	73.42	16.06
NFSB	Newport Bancorp, Inc.	450,400	134.50	77.44	11.58	58.03	29.94
UBNK	United Financial Bancorp, Inc.	1,544,915	99.00	70.58	20.44	71.70	13.17
WFD	Westfield Financial, Inc.	1,234,948	71.31	38.45	55.22	54.27	25.68

	Average	851,184	105.66	70.98	19.07	67.50	19.20
	Median	824,418	100.22	74.89	14.81	70.41	16.68
	Maximum	1,544,915	134.50	84.75	55.22	75.81	29.94
	Minimum	450,400	71.31	38.45	7.52	54.27	11.13

	Pro-forma Results*	723,932	113.65	84.13	6.73	74.02	15.84

	Pro-forma Variance to the Comparable Median	(100,486)	13.43	9.24	(8.08)	3.61	(0.84)

NVSL	Naugatuck Valley Financial Corporation (MHC)	565,249	123.67	85.59	7.99	69.75	19.91
SSE	Southern Connecticut Bancorp, Inc.	160,138	88.77	76.46	2.17	87.64	2.08

	NVSL Variance to the Comparable Median	(259,169)	23.45	10.70	(6.82)	(0.66)	3.23
	SSE Variance to the Comparable Median	(664,280)	(11.45)	1.57	(12.64)	17.23	(14.60)

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

Asset Size - The Bank’s pro forma assets, at $723.9 million, are moderately below the Comparable Group median of $824.4 million. At the pro forma midpoint of the offering range, the Bank is expected to have assets of $743.8 million.

Asset Composition - The Bank’s pro forma loans to assets ratio of 84.13% is above the Comparable Group median of 74.89%. The pro forma Bank has a lower level of securities as a percentage of assets.

Conversion Valuation Appraisal Report	Page: 45

Funding Mix - The pro forma Bank funds itself through deposits, 74.02% of assets, and borrowings, 15.84% of assets. The Comparable Group has a deposits to assets ratio of 70.41% and a borrowing to asset ratio of 16.68%.

Cash Liquidity - The cash liquidity of the Bank and the Comparable Group appear to be sufficient to meet funding requirements and regulatory guidelines.

Interest Rate Risk - The Bank’s interest rate risk position is illustrated on page 27. The Bank’s interest rate risk position is considered to be “Minimum Risk”. The pro forma increase in capital is expected to reduce the institution’s interest rate risk. No similar data is available for the Comparable Group.

FIGURE 26 - CAPITAL DATA

		Capital for the Most Recent Period End
			Tangible	Intangible	Core Capital/	Equity +
		Equity/	Tang Equity/	Assets/	Tangible	Reserves/
		Assets	Tang Assets	Equity	Assets	Assets
Ticker	Short Name	(%)	(%)	(%)	(%)	(%)
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	8.63	8.24	4.91	8.46	9.26
CBNK	Chicopee Bancorp, Inc.	16.98	16.98	—	17.00	17.72
HBNK	Hampden Bancorp, Inc.	16.18	16.18	—	12.16	17.25
HIFS	Hingham Institution for Savings	7.10	7.10	—	7.10	7.76
LEGC	Legacy Bancorp, Inc.	9.66	8.20	12.93	7.30	10.67
NEBS	New England Bancshares	9.92	7.47	26.73	7.20	10.62
NHTB	New Hampshire Thrift Bancshares, Inc.	10.98	8.29	31.44	8.21	11.89
NFSB	Newport Bancorp, Inc.	9.04	9.04	—	9.03	9.83
UBNK	United Financial Bancorp, Inc.	12.20	11.73	3.72	11.30	12.83
WFD	Westfield Financial, Inc.	18.70	18.68	—	19.48	19.24

	Average	11.94	11.19	7.97	10.72	12.71
	Median	10.45	8.67	1.86	8.75	11.28
	Maximum	18.70	18.68	31.44	19.48	19.24
	Minimum	7.10	7.10	—	7.10	7.76

	Pro-forma Results*	8.56	8.15	0.44	6.66	9.22

	Pro-forma Variance to the Comparable Median	(1.89)	(0.52)	(1.42)	(2.09)	(2.06)

NVSL	Naugatuck Valley Financial Corporation (MHC)	7.89	7.87	0.13	7.88	8.79
SSE	Southern Connecticut Bancorp, Inc.	9.15	9.15	—	9.15	10.91

	NVSL Variance to the Comparable Median	(2.56)	(0.80)	(1.73)	(0.87)	(2.49)
	SSE Variance to the Comparable Median	(1.30)	0.48	(1.86)	0.40	(0.37)

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

Capitalization - The Comparable Group’s median tangible equity to tangible assets ratio of 8.67% is above the pro forma Bank’s, prior to the capital raise, ratio of 8.15%. The Bank’s pro forma tangible equity to tangible assets ratio is projected to be 10.61% at the midpoint of the valuation range.

Conversion Valuation Appraisal Report	Page: 46

Positive	Neutral	Negative

Higher Loan to Assets	Similar Post-offering Capital ratio

Lower Borrowings to Assets

Higher Deposits to Assets

The pro forma Bank’s asset mix is stronger than the Comparable Group’s mix. The pro forma Bank has a higher level of loans and deposits and a lower level of borrowings as a percentage of assets relative to the Comparable Group. The pro forma converted Bank has similar tangible capital levels at the midpoint of the range. Collectively a slight upward adjustment is warranted for financial condition.

Conversion Valuation Appraisal Report	Page: 47

ASSET QUALITY

The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, Real Estate Owned (“REO”) and levels of Allowance for Loan and Lease Losses (“ALLL”) in assessing the attractiveness of investing in the common stock of an institution.

FIGURE 27 - ASSET QUALITY TABLE

		Asset Quality for the Most Recent Period End
		NPLs/	Reserves/	NPAs/	NPAs/	Reserves/	Reserves/
		Loans	NPLs	Assets	Equity	Loans	NPAs + 90
Ticker	Short Name	(%)	(%)	(%)	(%)	(%)	(%)
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	2.79	26.61	2.38	25.09	0.74	26.61
CBNK	Chicopee Bancorp, Inc.	1.13	83.14	0.94	6.38	0.94	78.74
HBNK	Hampden Bancorp, Inc.	1.36	110.93	1.16	9.18	NA	95.62
HIFS	Hingham Institution for Savings	1.05	81.26	1.57	22.19	0.86	42.00
LEGC	Legacy Bancorp, Inc.	3.44	41.91	2.50	20.13	1.44	39.57
NEBS	New England Bancshares	2.19	41.74	2.11	21.34	0.92	32.99
NHTB	New Hampshire Thrift Bancshares, Inc.	1.05	130.22	0.37	3.40	1.52	NA
NFSB	Newport Bancorp, Inc.	0.32	311.21	0.30	2.69	1.00	259.65
UBNK	United Financial Bancorp, Inc.	1.51	58.79	1.20	8.31	0.89	52.43
WFD	Westfield Financial, Inc.	1.56	90.24	0.63	3.37	1.64	NA

	Average	1.64	97.61	1.32	12.21	1.11	78.45
	Median	1.44	82.20	1.18	8.75	0.94	47.22
	Maximum	3.44	311.21	2.50	25.09	1.64	259.65
	Minimum	0.32	26.61	0.30	2.69	0.74	26.61

	Pro-forma Results*	2.52	31.21	2.16	25.24	0.79	29.37

	Pro-forma Variance to the Comparable Median	1.08	(50.99)	0.98	16.49	(0.15)	(17.85)

NVSL	Naugatuck Valley Financial Corporation (MHC)	3.70	28.38	2.26	28.68	1.05	21.62
SSE	Southern Connecticut Bancorp, Inc.	5.15	43.63	4.08	41.61	2.25	38.79

	NVSL Variance to the Comparable Median	2.26	(53.82)	1.08	19.93	0.11	(25.60)
	SSE Variance to the Comparable Median	3.71	(38.57)	2.90	32.86	1.31	(8.43)

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

The Bank’s pro forma, prior to capital raise, NPA to asset ratio of 2.16% was above the Comparable Group median NPA to asset ratio of 1.18%. The Bank’s pro forma reserve level, 0.79% to total loans, is below the Comparable median of 0.94% of loans. The Bank’s pro forma level of reserves to NPLs, at 31.21%, is below the Comparable Group median of 82.20%. The Bank’s pro forma level of NPAs and NPLs increased substantially in the quarter ended June 30, 2010.

Conversion Valuation Appraisal Report	Page: 48

Positive	Neutral	Negative

Higher NPLs and NPAs

Lower ALLL to NPLs

Lower ALLL to Loans

The pro forma Bank has a higher level of NPLs and NPAs and the increase came in the quarter ending June 30, 2010. The Bank has a lower level of reserves as a percentage of loans relative to the Comparable levels due to the FASB 141r adjustment created from the merger. The investment community is carefully scrutinizing asset quality. Taken collectively, a strong downward adjustment is warranted for asset quality.

Conversion Valuation Appraisal Report	Page: 49

BALANCE SHEET GROWTH

The Bank’s assets, loans and deposits have all increased. Relative to the Comparable Group median, the pro forma Bank’s asset, loan and deposit growth is higher. However, the contribution from SSE has caused the growth rates of the combined company to be high. On a going forward basis, this higher level of growth is not expected to continue.

FIGURE 28 - BALANCE SHEET GROWTH DATA

		Growth
Ticker	Short Name	Asset Growth LTM (%)	Loan Growth LTM (%)	Deposit Growth LTM (%)
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	(5.87)	(2.70)	(7.12)
CBNK	Chicopee Bancorp, Inc.	3.24	4.73	(2.18)
HBNK	Hampden Bancorp, Inc.	3.19	7.30	10.10
HIFS	Hingham Institution for Savings	12.74	7.60	16.46
LEGC	Legacy Bancorp, Inc.	0.78	(3.48)	6.09
NEBS	New England Bancshares	2.65	6.72	2.11
NHTB	New Hampshire Thrift Bancshares, Inc.	8.94	2.90	6.68
NFSB	Newport Bancorp, Inc.	0.10	(0.18)	(0.34)
UBNK	United Financial Bancorp, Inc.	24.96	26.34	33.56
WFD	Westfield Financial, Inc.	8.82	(1.45)	6.02

	Average	5.96	4.78	7.14
	Median	3.22	3.82	6.06
	Maximum	24.96	26.34	33.56
	Minimum	(5.87)	(3.48)	(7.12)

	Pro-forma Results*	7.35	12.08	8.95

	Pro-forma Variance to the Comparable Median	4.13	8.26	2.89

NVSL	Naugatuck Valley Financial Corporation (MHC)	5.27	8.54	5.50
SSE	Southern Connecticut Bancorp, Inc.	17.27	28.57	18.87

	NVSL Variance to the Comparable Median	2.05	4.72	(0.56)
	SSE Variance to the Comparable Median	14.05	24.75	12.81

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

Positive	Neutral	Negative

Higher asset, loan and deposit growth

An moderate upward adjustment is warranted.

Conversion Valuation Appraisal Report	Page: 50

EARNINGS QUALITY, PREDICTABILITY AND GROWTH

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

•	net interest income

•	loan loss provision

•	non-interest income

•	non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Investors are focusing on earnings sustainability as interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report	Page: 51

The Bank’s pro forma, prior to capital raise, core ROAA and core ROAE are below the Comparable Group medians. The Bank’s higher capitalization and benefit plan expenses following the offering are expected to reduce return on equity for the near term. The merger expenses and reduction in ongoing operating expenses should increase return on equity for the near term. On a pro forma basis, inclusive of the second step transaction at the midpoint of the range, the Bank’s core ROAA and core ROAE are 0.21% and 1.87%, respectively (as shown in appraisal). Without the second step transaction, the pro forma core ROAA and core ROAE are 0.24% and 2.71%, respectively.

FIGURE 29 - PROFITABILITY DATA

		LTM Profitability
Ticker	Short Name	Return on Avg Assets (%)	Return on Avg Equity (%)	Core Return on Avg Assets (%)	Core Return on Avg Equity (%)
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	0.45	5.54	0.50	6.17
CBNK	Chicopee Bancorp, Inc.	(0.27)	(1.54)	(0.12)	(0.72)
HBNK	Hampden Bancorp, Inc.	(0.06)	(0.37)	NA	NA
HIFS	Hingham Institution for Savings	0.99	13.93	0.99	13.93
LEGC	Legacy Bancorp, Inc.	(0.86)	(6.53)	(0.42)	(3.17)
NEBS	New England Bancshares	0.38	3.75	0.34	3.39
NHTB	New Hampshire Thrift Bancshares, Inc.	0.78	8.23	0.60	6.32
NFSB	Newport Bancorp, Inc.	0.27	2.37	0.30	2.61
UBNK	United Financial Bancorp, Inc.	0.55	3.54	0.69	4.44
WFD	Westfield Financial, Inc.	0.35	1.66	0.33	1.57

	Average	0.26	3.06	0.36	3.84
	Median	0.37	2.96	0.34	3.39
	Maximum	0.99	13.93	0.99	13.93
	Minimum	(0.86)	(6.53)	(0.42)	(3.17)

	Pro-forma Results*	0.05	0.55	0.24	2.71

	Pro-forma Variance to the Comparable Median	(0.32)	(2.41)	(0.10)	(0.68)

NVSL	Naugatuck Valley Financial Corporation (MHC)	0.43	4.76	0.43	4.71
SSE	Southern Connecticut Bancorp, Inc.	(0.22)	(1.95)	(0.22)	(1.95)

	NVSL Variance to the Comparable Median	0.06	1.80	0.09	1.32
	SSE Variance to the Comparable Median	(0.59)	(4.91)	(0.56)	(5.34)

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 52

FIGURE 30 - INCOME STATEMENT DATA

		LTM Income Statement
Ticker	Short Name	Yield on Ave Earn Assets (%)	Cost of Funds (%)	Net Interest Spread (%)	Net Interest Margin (%)	Noninterest Income/ Avg Assets (%)	Noninterest Expense/ Avg Assets (%)	Efficiency Ratio (%)	Overhead Ratio (%)
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	5.69	2.08	3.41	3.41	0.33	2.74	76.31	73.88
CBNK	Chicopee Bancorp, Inc.	4.89	1.89	2.79	3.29	0.45	3.35	95.61	94.96
HBNK	Hampden Bancorp, Inc.	5.06	2.21	2.96	3.30	0.48	2.98	81.82	79.03
HIFS	Hingham Institution for Savings	5.18	1.89	3.18	3.26	0.18	1.58	44.49	41.33
LEGC	Legacy Bancorp, Inc.	5.16	2.03	2.75	3.09	0.59	3.09	86.03	83.15
NEBS	New England Bancshares	5.43	2.11	3.08	3.31	0.29	2.50	73.19	70.58
NHTB	New Hampshire Thrift Bancshares, Inc.	4.80	1.13	3.64	3.35	0.89	2.65	64.97	55.03
NFSB	Newport Bancorp, Inc.	5.49	2.11	3.19	3.41	0.50	2.98	80.34	77.23
UBNK	United Financial Bancorp, Inc.	5.24	1.74	3.47	3.60	0.61	2.72	67.70	61.90
WFD	Westfield Financial, Inc.	4.49	1.94	2.50	2.86	0.30	2.00	65.86	62.03

	Average	5.14	1.91	3.10	3.29	0.46	2.66	73.63	69.91
	Median	5.17	1.99	3.13	3.31	0.47	2.73	74.75	72.23
	Maximum	5.69	2.21	3.64	3.60	0.89	3.35	95.61	94.96
	Minimum	4.49	1.13	2.50	2.86	0.18	1.58	44.49	41.33

	Pro-forma Results*	5.37	1.96	3.09	3.41	0.47	3.34	82.25	94.45

	Pro-forma Variance to the Comparable Median	0.20	(0.03)	(0.04)	0.10	0.00	0.61	7.50	22.22

NVSL	Naugatuck Valley Financial Corporation (MHC)	5.51	2.20	3.29	3.37	0.43	2.67	73.80	70.21
SSE	Southern Connecticut Bancorp, Inc.	5.29	1.68	3.09	3.61	0.45	4.24	101.24	101.39

	NVSL Variance to the Comparable Median	0.34	0.21	0.16	0.06	(0.04)	(0.06)	(0.95)	(2.02)
	SSE Variance to the Comparable Median	0.12	(0.31)	(0.04)	0.30	(0.02)	1.51	26.49	29.16

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

Note: The cost of funds and the net interest spread medians are less reliable due to the lack of five data points.

The pro forma Bank has a 10 basis point advantage in net margin, but a 61 basis point disadvantage in noninterest expense as a percentage of average assets relative to the Comparable Group.

The pro forma Bank’s efficiency ratio of 82.25% is above the Comparable median of 74.75%.

On a forward looking basis, after the conversion the Bank’s operating expenses are expected to rise as a result of the stock benefit plans and additional costs of being a fully public company. However, the merger expenses and reduction in ongoing operating expenses should help decrease noninterest expense. At the same time, the Bank will have additional capital to deploy and leverage.

Conversion Valuation Appraisal Report	Page: 53

Positive	Neutral	Negative

Conversion proceeds can be leveraged to generate addition earnings	Non interest income	Lower core ROAA and Lower core ROAE

Slightly higher margin		Higher noninterest expense

Higher efficiency ratio

The Bank’s pro forma profitability is below the Comparables on an ROAA and ROAE basis. The Bank’s earnings composition is mixed compared to the Comparable Group as the Bank has a higher margin, but higher noninterest expense. The Bank’s historical earnings have been trending downward. After the conversion, the Bank will have capital that can be leveraged to enhance future earnings. Taken collectively, a downward adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page: 54

MARKET AREA

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations.

The following figure compares the demographic and competitive data for the counties serviced by the pro forma Bank, to the county data of the Comparable Group members.

FIGURE 31 - MARKET AREA DATA

Institution Name	County	Number of Branches 6/30/2009 (actual)	Bank’s Deps in the County 6/30/2009 (actual)	Bank’s Deposit Mkt Share (%)	Total Population 2010 (actual)	Population Per Branch (actual)	Population		Median HH Income 2010 ($)	HH Income		Unemp. Rate Jul-10 (%)
							Change 2000-2010 (%)	Change 2010-2015 (%)		Change 2000-2010 (%)	Change 2010-2015 (%)

Central Bancorp, Inc.	Middlesex, MA	517	331,883	0.88	1,502,055	2,905	2.50	1.71	84,138	38.35	16.66	7.70
Central Bancorp, Inc.	Norfolk, MA	249	29,419	0.17	668,095	2,683	2.74	1.07	88,333	39.42	18.26	8.30

Deposit Weighted Market Data				0.66		2,833	2.52	1.66	84,480	38.44	16.79	7.75

Chicopee Bancorp, Inc.	Hampden, MA	159	368,839	4.75	463,651	2,916	1.63	-0.05	50,841	28.00	14.67	11.20
Chicopee Bancorp, Inc.	Hampshire, MA	59	11,595	0.38	155,464	2,635	2.11	-0.20	63,053	36.68	15.71	8.40

Deposit Weighted Market Data				3.51		2,840	1.64	-0.05	51,213	28.26	14.70	11.11

Hampden Bancorp, Inc.	Hampden, MA	159	382,379	4.92	463,651	2,916	1.63	-0.05	50,841	28.00	14.67	11.20

Deposit Weighted Market Data				4.92		2,916	1.63	-0.05	50,841	28.00	14.67	11.20

Hingham Institution for Savings	Plymouth, MA	163	461,809	6.65	500,450	3,070	5.84	1.40	75,683	36.01	16.87	9.60
Hingham Institution for Savings	Norfolk, MA	249	95,852	0.55	668,095	2,683	2.74	1.07	88,333	39.42	18.26	8.30
Hingham Institution for Savings	Suffolk, MA	222	30,463	0.06	726,875	3,274	5.37	2.43	53,257	35.27	16.23	9.40

Deposit Weighted Market Data				0.80		2,990	5.31	1.40	76,583	36.53	17.06	9.38

Legacy Bancorp, Inc.	Berkshire, MA	63	535,708	18.12	127,384	2,022	-5.61	-2.81	49,865	27.79	15.11	8.50
Legacy Bancorp, Inc.	Hampshire, MA	59	10,865	0.35	155,464	2,635	2.11	-0.20	63,053	36.68	15.71	8.40
Legacy Bancorp, Inc.	Greene, NY	26	39,394	4.39	49,557	1,906	2.83	-1.20	45,362	23.93	14.62	7.90
Legacy Bancorp, Inc.	Washington, NY	19	19,686	3.31	63,690	3,352	4.34	1.27	46,809	23.49	15.49	7.00
Legacy Bancorp, Inc.	Albany, NY	131	19,179	0.12	299,469	2,286	1.66	-0.14	56,819	31.65	14.94	6.90
Legacy Bancorp, Inc.	Schoharie, NY	12	12,429	3.29	31,856	2,655	0.87	-0.04	45,131	23.47	14.88	8.20

Deposit Weighted Market Data				2.72		2,347	-4.30	-2.41	49,834	27.60	15.09	8.36

New England Bancshares, Inc.	Hartford, CT	287	420,500	1.50	885,075	3,084	3.25	0.99	64,279	26.59	15.05	9.90
New England Bancshares, Inc.	New Haven, CT	271	55,564	0.30	851,493	3,053	3.01	1.04	62,319	27.61	5.93	10.40
New England Bancshares, Inc.	Litchfield, CT	86	22,199	0.55	189,744	2,206	4.14	0.06	74,386	32.36	17.40	8.90
New England Bancshares, Inc.	Tolland, CT	41	20,064	0.95	150,350	3,667	10.26	2.03	78,072	32.25	15.48	8.30

Deposit Weighted Market Data				0.98		3,032	3.53	1.00	65,036	27.17	14.19	9.85

New Hampshire Thrift Bancshares, Inc.	Sullivan, NH	18	199,177	28.35	43,047	2,392	6.40	1.24	49,541	21.04	12.97	5.40
New Hampshire Thrift Bancshares, Inc.	Merrimack, NH	51	190,754	6.38	149,708	2,935	9.90	1.44	60,680	24.64	13.66	5.30
New Hampshire Thrift Bancshares, Inc.	Grafton, NH	59	113,671	6.13	87,242	1,479	6.73	1.69	52,431	24.58	15.07	4.60
New Hampshire Thrift Bancshares, Inc.	Hillsborough, NH	104	43,216	0.45	404,021	3,885	6.09	0.56	70,095	30.80	16.52	6.30
New Hampshire Thrift Bancshares, Inc.	Rutland, VT	26	107,027	12.04	62,891	2,419	-0.80	-0.64	49,040	33.34	14.84	6.80
New Hampshire Thrift Bancshares, Inc.	Windsor, VT	35	36,403	3.91	56,454	1,613	-1.68	-1.32	52,941	30.09	14.42	5.30

Deposit Weighted Market Data				4.06		2,742	5.86	0.90	54,484	25.61	14.10	5.51

Newport Bancorp, Inc.	New London, CT	97	48,554	1.07	265,769	2,740	2.58	0.08	64,743	27.80	13.28	8.80
Newport Bancorp, Inc.	Newport, RI	24	152,568	11.45	80,527	3,355	-5.74	-3.13	65,640	30.26	13.87	10.20
Newport Bancorp, Inc.	Washington, RI	36	65,838	2.37	129,730	3,604	5.01	0.14	70,342	31.79	16.20	9.60

Deposit Weighted Market Data				3.08		3,032	-1.58	-1.74	66,636	30.19	14.34	9.80

United Financial Bancorp, Inc.	Hampden, MA	159	793,938	10.23	463,651	2,916	1.63	-0.05	50,841	28.00	14.67	11.20
United Financial Bancorp, Inc.	Worcester, MA	237	188,540	1.68	794,379	3,352	5.78	0.71	62,780	31.13	16.23	10.30
United Financial Bancorp, Inc.	Hampshire, MA	59	56,570	1.85	155,464	2,635	2.11	-0.20	63,053	36.68	15.71	8.40

Deposit Weighted Market Data				4.71		3,107	2.41	0.08	53,672	29.04	15.01	10.88

Westfield Financial, Inc.	Hampden, MA	159	632,736	8.15	463,651	2,916	1.63	-0.05	50,841	28.00	14.67	11.20

Deposit Weighted Market Data				8.15		2,916	1.63	-0.05	50,841	28.00	14.67	11.20

Comparable Median				3.30		2,916	2.03	0.01	54,078	28.13	14.69	9.82

Naugatuck Valley Financial Corporation (MHC)	New Haven, CT	278	463,833	2.51	851,493	3,063	3.34	0.96	62,374	27.73	17.40	10.00
Naugatuck Valley Financial Corporation (MHC)	Fairfield, CT	419	35,640	0.13	906,634	2,164	2.73	0.41	87,754	35.26	18.24	8.40

Deposit Weighted Market Data						2,522	3.30	0.92	64,185	28.27	17.46	9.89

Connecticut		1,313			3,535,787	2,693	3.82	0.94	70,340	30.46	14.72	9.40

National		99,546			311,212,863	3,126	10.59	3.85	54,442	29.12	12.39	9.50

Sources: SNL Securities

Conversion Valuation Appraisal Report	Page: 55

The Bank’s population per branch in its market area is lower than the Comparable Group median as well as Connecticut and national statistics. Historical population growth was higher for the state and national figures compared to the Bank’s market area’s population growth. However, the comparable median historical population growth was well below that of the market area. Projected population growth for the Bank’s market area is projected to remain above the comparable median but below state and national levels. The Bank’s market area median household income was above the Comparable Group median and national figures, but below the Connecticut state median. Household income growth in the Bank’s market area is projected to be slightly above the Comparable Group median as well as the state and national figures. The Bank’s market area unemployment percentage was slightly above the comparable median, the state average and the national average. Due to the various strengths and weaknesses of the Bank’s market area, no adjustment was given.

Positive	Neutral	Negative

Higher Projected Median HH Income Growth		Population per branch

Higher Median HH Income		Unemployment Rate

Higher Projected Population Growth

Conversion Valuation Appraisal Report	Page: 56

CASH DIVIDENDS

The industry has typically not disclosed dividend policies concurrent with conversion. Recently, a number of financial institutions have cut dividend rates in an effort to conserve capital.

FIGURE 32 - DIVIDEND DATA

		Dividends
Ticker	Short Name	Current Dividend Yield (%)	LTM Dividend Payout Ratio (%)
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	1.90	16.95
CBNK	Chicopee Bancorp, Inc.	—	—
HBNK	Hampden Bancorp, Inc.	1.20	NM
HIFS	Hingham Institution for Savings	2.43	26.10
LEGC	Legacy Bancorp, Inc.	2.43	NM
NEBS	New England Bancshares	1.16	19.05
NHTB	New Hampshire Thrift Bancshares, Inc.	5.10	44.44
NFSB	Newport Bancorp, Inc.	—	—
UBNK	United Financial Bancorp, Inc.	2.37	56.86
WFD	Westfield Financial, Inc.	3.16	364.29

	Average	1.98	65.96
	Median	2.14	22.58
	Maximum	5.10	364.29
	Minimum	—	—

	Pro-forma Results*	NA	NA

	Pro-forma Variance to the Comparable Median

NVSL	Naugatuck Valley Financial Corporation (MHC)	1.93	34.29
SSE	Southern Connecticut Bancorp, Inc.	—	—

	NVSL Variance to the Comparable Median	(0.21)	11.71
	SSE Variance to the Comparable Median	(2.14)	(22.58)

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

All but two of the Comparable institutions had declared cash dividends. The median dividend payout ratio for the Comparable Group was 22.58%, ranging from a high of 364.29% to a low of 0.00%. The Bank, on a pro forma basis at the mid point of the value range will have a tangible equity to tangible assets ratio of 10.61%. The Bank will have adequate capital to pay cash dividends.

As such, no adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page: 57

LIQUIDITY OF THE ISSUE

The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

FIGURE 33 - MARKET CAPITALIZATION DATA

		Market Data
Ticker	Short Name	Market Value ($)	Stock Price ($)	Price High ($)	Price Low ($)	Book Value ($)	Tangible Book Value ($)
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	17.56	10.54	14.17	7.96	21.50	20.16
CBNK	Chicopee Bancorp, Inc.	70.40	11.16	13.95	10.79	14.93	14.93
HBNK	Hampden Bancorp, Inc.	70.52	10.01	11.07	9.01	13.32	13.32
HIFS	Hingham Institution for Savings	80.59	37.94	38.50	28.31	32.47	32.47
LEGC	Legacy Bancorp, Inc.	71.41	8.22	11.52	7.64	13.66	11.90
NEBS	New England Bancshares	42.40	6.87	8.65	4.25	11.14	8.16
NHTB	New Hampshire Thrift Bancshares, Inc.	58.81	10.19	11.93	8.77	14.30	9.26
NFSB	Newport Bancorp, Inc.	42.75	11.75	12.99	10.91	13.86	13.86
UBNK	United Financial Bancorp, Inc.	219.85	13.48	15.16	11.31	13.64	13.13
WFD	Westfield Financial, Inc.	223.88	7.60	10.37	7.23	8.19	8.19

	Average	89.82	12.78	14.83	10.62	15.70	14.54
	Median	70.46	10.36	12.46	8.89	13.76	13.23
	Maximum	223.88	37.94	38.50	28.31	32.47	32.47
	Minimum	17.56	6.87	8.65	4.25	8.19	8.16

	Pro-forma Results*	51.10	NA	NA	NA	NA	NA

	Pro-forma Variance to the Comparable Median

NVSL	Naugatuck Valley Financial Corporation (MHC)	43.66	6.22	7.42	4.11	7.29	7.28
SSE	Southern Connecticut Bancorp, Inc.	16.18	6.00	6.85	2.04	5.82	5.82

	NVSL Variance to the Comparable Median	(26.80)	(4.14)	(5.04)	(4.78)	(6.47)	(5.95)
	SSE Variance to the Comparable Median	(54.28)	(4.36)	(5.61)	(6.86)	(7.94)	(7.41)

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

The market capitalization values of the Comparable Group range from a low of $17.6 million to a high of $223.9 million with a median market capitalization of $70.5 million. The Bank expects to have $51.1 million of market capital at the midpoint on a pro forma basis. It is expected that the Bank will trade on NASDAQ along with all of the Comparables.

A Slight Downward adjustment for this factor appears warranted as the Bank will have a lower market capitalization than the Comparables.

Conversion Valuation Appraisal Report	Page: 58

RECENT REGULATORY MATTERS

Regulatory matters influence the market for thrift conversions. It is expected that industry regulation will increase as a result of the current crisis and there is a lack of clarity to the resulting regulatory framework. Both the Bank and the Comparable Group are expected to operate in substantially the same regulatory environment.

No adjustment for this factor is warranted as both the Bank and the Comparables will operate in the same ownership structure and will be supervised in the same regulatory environment.

Conversion Valuation Appraisal Report	Page: 59

5. Other Factors

MANAGEMENT

The current team has considerable banking experience and has held similar positions in other financial institutions. The Bank’s organizational chart is reasonable for an institution of its size and complexity.

The Board is active and oversees and advises on all key strategic and policy decisions.

As such, no adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report	Page: 60

SUBSCRIPTION INTEREST

There have been ten second step conversion since January 1, 2008. The median price to tangible book value of these conversions was 76.9%. Northwest’s price to pro forma tangible book value was above the others and is partially attributable to the size of the institution.

FIGURE 34 - SECOND STEP CONVERSIONS (SINCE 1/1/08) PRO FORMA DATA

					Price to Pro Forma
Ticker	Name	IPO Date	Gross Proceeds ($)	IPO Price ($)	EPS (%)	Book Value (%)	Tangible Book Value (%)
BCSB	BCSB Bancorp, Inc.	4/11/2008	19,765	10.00	NM	61.8	65.0
NWBI	Northwest Bancshares, Inc.	12/18/2009	688,783	10.00	24.8	89.0	103.8
OSHC	Ocean Shore Holding Co.	12/21/2009	33,490	8.00	17.3	63.0	63.0
EBMT	Eagle Bancorp Montana, Inc.	4/5/2010	24,643	10.00	12.3	81.2	81.2
ORIT	Oritani Financial Corp.	6/24/2010	413,632	10.00	32.8	90.6	90.6
FXCB	Fox Chase Bancorp, Inc.	6/29/2010	87,125	10.00	142.9	72.6	72.6
ONFC	Oneida Financial Corp.	7/7/2010	31,500	8.00	13.3	68.6	97.8
VPFG	ViewPoint Financial Group, Inc.	7/7/2010	198,573	10.00	99.2	93.6	93.9
COBK	Colonial Financial Services, Inc.	7/13/2010	22,950	10.00	27.8	64.7	64.7
JXSB	Jacksonville Bancorp, Inc.	7/15/2010	10,404	10.00	12.4	55.2	59.9

			Average		42.5	74.0	79.2
			Median		24.8	70.6	76.9

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 61

There was a first day “pop” for 2010 year-to-date, 2009 full year transactions, and 2008 full year transactions. The median price change after 1 day was 4.3%. However, of the ten second step conversions, two are currently trading above their IPO price. More importantly all of the 2010 conversions are trading below their IPO price.

FIGURE 35 - CONVERSIONS PRICE APPRECIATION

				Percentage Change in Price
Ticker	Name	IPO Date	Gross Proceeds ($)	After 1 Day (%)	After 1 Week (%)	After 1 Month (%)	After 3 Months (%)	To Date (%)
BCSB	BCSB Bancorp, Inc.	4/11/2008	19,765	10.40	14.90	13.50	4.00	(4.77)
NWBI	Northwest Bancshares, Inc.	12/18/2009	688,783	13.50	13.00	14.00	18.00	11.70
OSHC	Ocean Shore Holding Co.	12/21/2009	33,490	7.50	11.88	13.13	36.25	31.88
EBMT	Eagle Bancorp Montana, Inc.	4/5/2010	24,643	5.50	5.00	4.00	(2.80)	(7.50)
ORIT	Oritani Financial Corp.	6/24/2010	413,632	3.10	—	(0.90)	NA	(1.60)
FXCB	Fox Chase Bancorp, Inc.	6/29/2010	87,125	(4.10)	(3.70)	(1.80)	NA	(4.00)
ONFC	Oneida Financial Corp.	7/7/2010	31,500	(6.25)	(3.13)	(1.25)	NA	(3.75)
VPFG	ViewPoint Financial Group, Inc.	7/7/2010	198,573	(5.00)	(2.90)	(3.00)	NA	(11.20)
COBK	Colonial Financial Services, Inc.	7/13/2010	22,950	0.50	(1.60)	(2.60)	NA	(2.00)
JXSB	Jacksonville Bancorp, Inc.	7/15/2010	10,404	6.50	5.80	1.30	NA	(1.50)

			Average	3.2	3.9	3.6	13.9	0.7
			Median	4.3	2.5	0.2	11.0	(2.9)

Source: SNL Securities, data as of 9/8/2010

Strong Downward adjustment is given for subscription interest. There are 5 MHCs currently in the subscription phase of their second step process. The success or failure of these companies may result in a future adjustment.

Conversion Valuation Appraisal Report	Page: 62

VALUATION ADJUSTMENTS

Relative to the Comparables the following adjustments need to be made to the Bank’s pro forma market value.

Valuation Factor	Valuation Adjustment

Financial Condition	Slight Upward

Asset Quality	Strong Downward

Balance Sheet Growth	Moderate Upward

Earnings Quality, Predictability and Growth	Downward

Market Area	No Adjustment

Dividends	No Adjustment

Liquidity of the Issue	Slight Downward

Recent Regulatory Matters	No Adjustment

Additionally, the following adjustment should be made to the Bank’s market value.

Valuation Factor	Valuation Adjustment

Management	No Adjustment

Subscription Interest	Strong Downward Adjustment

Conversion Valuation Appraisal Report	Page: 63

6. Valuation

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, three key pricing multiples were considered. The four multiples include:

Price to core earnings (“P/E”)

Price to book value (“P/B”) / Price to tangible book value (“P/TB”)

Price to assets (“P/A”)

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in Exhibit 13.

DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES

To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group were utilized. As a secondary check, all publicly traded thrifts and the recent and historical conversions were assessed. The multiples for the Comparable Group, all publicly traded thrifts are shown in Exhibit 9.

Price to Earnings – According to the Appraisal Guidelines: “When both the converting institution and the comparable companies are recording “normal” earnings. A P/E approach may be the simplest and most direct method of valuation. When earnings are low or negative, however, this approach may not be appropriate and the greater consideration should be given to the P/BV approach.” In this particular case, the Bank’s earnings are skewed by credit costs. As such, this approach was given limited consideration in this appraisal.

In the pro forma figures for the Bank, FinPro incorporated the impact of SFAS 123, which requires the expensing of stock options. In preparing the fully converted pro forma figures for the Comparable Group, FinPro also incorporated the impact of SFAS 123.

Conversion Valuation Appraisal Report	Page: 64

Price to Book/Price to Tangible Book - According to the Appraisal Guidelines: “The P/BV approach works best when the converting institution and the Comparables have a normal amount of book value. The P/BV approach could seriously understate the value of an institution that has almost no book value but has an outstanding future earnings potential. For converting institutions with high net worth, the appraiser may have difficulty in arriving at a pro forma market value because of pressure placed on the P/E multiple as higher P/BV levels are required to reflect a similar P/BV ratio as the peer group average. The P/BV approach also suffers from the use of historical cost accounting data.”

Since thrift earnings in general have had a high degree of volatility, the P/B is utilized frequently as the benchmark for market value. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Initially following conversion, FinPro believes that thrifts often trade on a price to tangible book basis.

Price to Assets - According to the Appraisal Guidelines: “This approach remedies the problems of a small base that can occur with the P/BV approach, but the approach has many of the other limitations of the latter approach (the P/BV approach).” FinPro places little weight on this valuation approach due to the lack of consideration of asset and funding mixes and the resulting earnings impact.

Conversion Valuation Appraisal Report	Page: 65

FULL OFFERING VALUE IN RELATION TO COMPARABLES

Based upon the adjustments defined in the previous section, the Bank is pricing at the midpoint as a standard conversion is estimated to be $51,103,200. Based upon a range below and above the midpoint value, the respective values are $45,076,080 at the minimum and $57,130,310 at the maximum respectively. At the super maximum of the range, the offering value would be $64,061,490. At the minimum as adjusted of the range, the offering value would be $42,025,005.

At the various levels of the estimated value range, the full offering would result in the following offering data:

FIGURE 36 - VALUE RANGE

Conclusion	Total Shares Shares	Price Per Share	Total Value

Appraised Value - Midpoint	5,110,320	$10.00	$51,103,200

Range:
- Minimum, Adj.	4,202,501	$10.00	42,025,005
- Minimum	4,507,608	10.00	45,076,080
- Maximum	5,713,031	10.00	57,130,310
- Super Maximum	6,406,149	10.00	64,061,490

Source: FinPro Inc. Pro forma Model

FIGURE 37 - APPRAISED VALUE

	Appraised Value
Conclusion	Minimum, Adj.	Minimum	Midpoint	Maximum	SuperMax
Total Shares	4,202,501	4,507,608	5,110,320	5,713,031	6,406,149
Price per Share	$10	$10	$10	$10	$10
Full Conversion Value	$42,025,005	$45,076,080	$51,103,200	$57,130,310	$64,061,490
Exchange Shares	1,381,313	1,381,313	1,625,075	1,868,836	2,149,161
Exchange Percent	32.87%	30.64%	31.80%	32.71%	33.55%
Conversion Shares	2,034,050	2,034,050	2,393,000	2,751,950	3,164,743
Conversion Percent	48.40%	45.12%	46.83%	48.17%	49.40%
Merger Shares	787,138	1,092,245	1,092,245	1,092,245	1,092,245
Merger Percent	18.73%	24.23%	21.37%	19.12%	17.05%
Gross Proceeds	$17,289,425	$20,340,500	$23,930,000	$27,519,500	$31,647,430
Exchange Value	$13,813,130	$13,813,130	$16,250,750	$18,688,360	$21,491,610
Exchange Ratio	0.4863	0.4863	0.5722	0.6580	0.7567
Exchange Value per Minority Share	$4.86	$4.86	$5.72	$6.58	$7.57

*	SuperMaximum is an overallotment option that is 15% above the maximum amount.

The appraised value of the institution resulted in an exchange value per minority share that ranges from $4.86 per share at the minimum to $7.57 per share at the super maximum, with an exchange value per share of $5.72 at the midpoint.

Conversion Valuation Appraisal Report	Page: 66

FIGURE 38 - CONVERSION OFFERING PRICING MULTIPLES

		Bank	Comparables		State		National
			Mean	Median	Mean	Median	Mean	Median
	Min Adj	NM
	Min	NM
Price-Core Earnings Ratio P/E	Mid	NM	21.97	18.14	30.91	30.91	20.21	14.72
	Max	NM
	Smax	NM
	Min Adj	55.49%
	Min	57.31%
Price-to-Book Ratio P/B	Mid	62.46%	78.53%	74.98%	89.00%	89.00%	71.29%	72.37%
	Max	67.25%
	Smax	72.31%
	Min Adj	57.97%
	Min	59.74%
Price-to-Tangible Book Ratio P/TB	Mid	65.02%	86.25%	84.49%	138.23%	138.23%	79.68%	77.25%
	Max	69.88%
	Smax	75.02%
	Min Adj	5.70%
	Min	6.09%
Price-to-Assets Ratio P/A	Mid	6.87%	9.79%	8.89%	18.44%	18.44%	8.01%	6.85%
	Max	7.65%
	Smax	8.54%

Source: FinPro Calculations

FIGURE 39 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) Full Conversion	NM	32.26	62.46%	65.02%	6.87%
Comparable Group Median	16.36	18.14	74.98%	84.49%	8.89%
(Discount) Premium	NA	77.84%	-16.70%	-23.04%	-22.72%

Source: SNL data, FinPro Calculations

As Figure 39 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a 23.04% discount to the Comparable Group on a tangible book basis.

FIGURE 40 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) Full Conversion	NM	41.67	72.31%	75.02%	8.54%
Comparable Group Median	16.36	18.14	74.98%	84.49%	8.89%
(Discount) Premium	NA	129.71%	-3.56%	-11.21%	-3.94%

Source: SNL data, FinPro Calculations

Conversion Valuation Appraisal Report	Page: 67

As Figure 40 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a 11.21% discount to the Comparable Group on a tangible book basis.

FIGURE 41 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA MINIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the minimum) Full Conversion	NM	28.57	57.31%	59.74%	6.09%
Comparable Group Median	16.36	18.14	74.98%	84.49%	8.89%
(Discount) Premium	NA	57.50%	-23.57%	-29.29%	-31.50%

Source: SNL data, FinPro Calculations

As Figure 41 demonstrates, at the minimum of the estimated valuation range the Bank is priced at a 29.29% discount to the Comparable Group on a tangible book basis.

Conversion Valuation Appraisal Report	Page: 68

COMPARISON TO OTHER PENDING SECOND STEP CONVERSIONS

As Figure 42 demonstrates, the Bank’s offering price to tangible book value per share range is in between the high end and low end of the pending second step conversion comparable tangible book basis. The Bank is priced between 57.97% and 75.02% of tangible book value per share.

FIGURE 42 - COMPARISON TO OTHER PENDING SECOND STEP CONVERSIONS

Ticker	Institution	State	Type	Gross Proceeds ($)	Price/TBVS Min to SuperMax (%)

KFFG	Kaiser Federal Financial	CA	Second Step	99,188	66.36 -85.11
ACFC	Atlantic Coast Financial Corp.	GA	Second Step	26,450	37.82 -52.55
HBOS	Heritage Financial Group	GA	Second Step	105,800	75.3 - 91.4
NFBK	Northfield Bancorp	NJ	Second Step	409,975	75.47 -96.99
FFCO	FedFirst Financial Corp.	PA	Second Step	26,781	52.03 -70.13

NVSL*	Naugatuck Valley Financial (MHC)	CT	Second Step	$31,079	59.74 -75.02

Source: SNL Securities, FinPro calculations

*	Offering data is presented at the supermax for all deal; Price/Tangible Book Range presents values at the minimum and supermax. Since NVSL plans to acquire SSE immediately following the conversion, a minimum as adjusted range exists. At this minimum as adjusted level, the price/TBVS would by 57.97%.

Conversion Valuation Appraisal Report	Page: 69

COMPARISON OF THE EXCHANGE VALUE AND STOCK PRICE

FIGURE 43 - COMPARISON OF THE EXCHANGE VALUE PER MINORITY SHARE AND STOCK PRICE

Source: SNL data, FinPro Calculations

As Figure 43 demonstrates, the Bank’s stock price is currently between the midpoint and the maximum of the range.

Conversion Valuation Appraisal Report	Page: 70

VALUATION CONCLUSION

We believe that the discount on a tangible book basis at the midpoint is appropriate relative to the Comparable Group. The resulting pro forma multiples are inline with other pending offerings.

It is, therefore, FinPro’s opinion that as of September 8, 2010, the estimated pro forma market value of the Bank in a full offering was $51,103,200 at the midpoint of a range with a minimum of $45,076,080 to a maximum of $57,130,310 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value in a full offering is $64,061,490. Assuming an adjusted minimum value, the value in a full offering is $42,025,005.

The document represents an initial valuation for the Bank. Due to the duration of time that passes between the time this document is compiled and the time the offering closes, numerous factors could lead FinPro to update or revise the appraised value of the Bank. Some factors that could lead FinPro to adjust the appraised value include: (1) changes in the Bank’s operations and financial condition; (2) changes in the market valuation or financial condition of the Comparable Group; (3) changes in the broader market; and (4) changes in the market for thrift conversions. Should there be material changes to any of these factors, FinPro will prepare an appraisal update to appropriately adjust the value of the Bank. At the time of closing, FinPro will prepare a final appraisal to determine if the valuation range is still appropriate and determine the exact valuation amount appropriate for the Bank.

EXHIBITS

OMITTED

IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THESE EXHIBITS ARE BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.